U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                 Amendment No. 1
                                       To


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              WILD HEART RANCH INC.
                 (Name of small business issuer in its charter)

          Delaware                            3944                 1-133976938-001
(State or jurisdiction             (Primary Standard Industrial   (I.R.S. Employer
of incorporation or organization)  Classification Code Number)    Identification No.)

 145 Tyee Drive, No. 1573, Point Roberts, Washington 98281-9602, (888) 889-9215
          (Address and telephone number of principal executive offices)

 145 Tyee Drive, No. 1573, Point Roberts, Washington 98281-9602, (888) 889-9215
(Address of principal place of business or intended principal place of business)

         Dawn Van Zant, Chief Executive Officer, Wild Heart Ranch Inc.,
 145 Tyee Drive, No. 1573, Point Roberts, Washington 98281-9602, (888) 889-9215
            (Name, address and telephone number of agent for service)

Copy to: Richard G. Klein, Esq., Hofheimer Gartlir & Gross, LLP, 530 Fifth Avenue, New York, NY 10036 (212) 818-9000

Approximate date of proposed sale to the public: On, and from time to time after, the effective date of this Registration Statement.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: /X/


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/ _____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. /_/ ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. /_/ ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                         ------------------------------

                         Calculation of Registration Fee


---------------------------------------------------------------------------------------------------
Title of each                             Proposed              Proposed
class of                                  maximum               maximum
securities to be     Amount               offering price per    aggregate          Amount of
registered           to be registered     unit                  offering price     registration fee
---------------------------------------------------------------------------------------------------
Common stock          5,623,024           $1.00                 $5,623,024            $517.32
---------------------------------------------------------------------------------------------------
Total
Registration Fee                                                                      $517.32
---------------------------------------------------------------------------------------------------


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                   PROSPECTUS
                                 for the sale of
                        5,623,024 shares of common stock
                                       of
                              WILD HEART RANCH INC.


     Of the 5,623,024 shares of our common stock being offered for sale in this offering, 2,623,024 will be sold by the selling security holders named in the "Selling security holders" section on page 29 of this prospectus and 3,000,000 will be sold by us. Of the shares offered by the selling security holders, 2,373,024 are presently outstanding and 250,000 shares may be issued upon the exercise of outstanding options (the "Options"). Neither the shares that we are registering nor any of our other shares are currently traded on any exchange nor have they ever traded in a public market.

--------------------------------------------------------------------------------
                                          Per share            Total
Price to the public for shares
offered by us                             $1.00                $3,000,000

Proceeds to us                            $1.00(1)             $3,000,000(1)


--------------------------------------------------------------------------------


(1)  Before  deducting  expenses  of the  offering  estimated  at  approximately
     $204,000.

     We estimate that the initial offering price to the public of all shares registered will be $1.00 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE SEVEN.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The offering of 3,000,000 shares of common stock to be sold by us in this offering will be managed by us, without an underwriter, through our officers and directors, who will receive no sales commission or other compensation except for reimbursement of expenses actually incurred for such activities. Our offering is being made on a "best efforts" basis. We are not required to sell a minimum amount of shares in this offering and all net proceeds will be available to us immediately following our acceptance of investor subscriptions. It is possible that we may not raise any money. We will not receive any of the proceeds from the sale of the shares by the selling security holders, however we may receive up to $250,000 from our issuance of 250,000 shares of common stock upon exercise
of the Options. The offering will expire on               , 2002.




           The date of this prospectus is _____________________, 2002.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary....................................................................... 5

Forward looking statements.................................................... 6

Risk factors.................................................................. 7

Use of proceeds...............................................................14

Determination of offering price...............................................14

Dilution......................................................................14

Dividend policy...............................................................14

Management's discussion and analysis of financial condition
     and results of operations................................................15

Business......................................................................18

Properties....................................................................25

Legal proceedings.............................................................25

Management....................................................................25

Executive compensation........................................................26

Certain relationships and related transactions................................27

Market for common equity and related stockholder matters......................27

Principal shareholders........................................................28

Selling security holders......................................................29

Description of securities.....................................................31

Shares eligible for future sale...............................................32

Plan of distribution by Wild Heart............................................32

Plan of distribution by selling security holders..............................33

Experts.......................................................................34

Limited liability of directors................................................34

Financial statements..........................................................35

                                     Summary

     Unless the context otherwise requires, all references in this registration statement to "us," "we," "our" or "Wild Heart" mean Wild Heart Ranch Inc. and its wholly-owned subsidiary Treasure Zone Limited, which has had no activity to date.

The company


     We are a content-driven toy company which creates and licenses non-violent toys and products for the boy's and girl's markets based on original ideas and characters. Our current product line consists of "plush" (i.e. stuffed animal) and "pvc" (i.e. plastic) collectible horses based on the children's story entitled The Legend - No More Night Mares(TM) (the "Legend") written by Dawn Van Zant, our founder and chairman. For the year ended December 31, 2000, we had net sales of $143,177 and a net loss of $705,863; for the nine months ended September 30, 2001, we had net sales of $24,234 and a net loss of $1,501,794, including stock-based compensation expenses of $779,916; and at September 30, 2001, we had a working capital deficit of $128,198. With assistance from our new strategic partner, Mandalay Sports Entertainment, we plan to position Wild Heart as an innovator in new content. Our mission is to establish an environment to conceive, create, co-create, identify and produce new marketable content, toy designs, story franchises and product brands for entertainment, merchandising and promotional sales on a global basis.


     Our corporate address is 145 Tyee Drive, Number 1573, Point Roberts, Washington 98281-9602 and our telephone number is 888-889-9215.

The offering


(A)  Common stock offered by the selling
     security holders......................     2,623,024 shares (includes
                                                250,000 shares issuable upon
                                                exercise of the Options)

(B)  Common stock offered by us............     3,000,000 shares

(C)  Common stock outstanding
     Before offering.......................     5,803,512 shares
     After offering........................     9,053,512 shares (assumes
                                                250,000 shares are issued upon
                                                exercise of the Options)

(D)  Use of proceeds.......................     Assuming an aggregate offering
                                                price to the public of
                                                $3,000,000, we would have
                                                approximately $2,796,000 in net
                                                offering proceeds. We plan to
                                                use such net proceeds for:

                                                 o  product development for our
                                                    Armadillo Cowboy Club boys
                                                    toys;

                                                o   product development for our
                                                    Ribby the Rhino boy's video
                                                    game and boys and girls
                                                    water toys;

                                                o   development of new stories
                                                    (content development),
                                                    including development of
                                                    stories based on the Legend;

                                                o   advertising; and

                                                o   working capital.


     We are not required to sell a minimum amount of shares in this offering and all net proceeds from shares sold by us will be available to us immediately following our acceptance of investor subscriptions.

     We will not receive any of the proceeds of the shares sold by the selling security holders. However, we may receive up to $250,000 from the issuance of 250,000 shares of common stock upon exercise of the Options. We plan to use the net proceeds, if any, of such sales for working capital and general corporate purposes.

Summary financial information

     This summary financial information should be read in conjunction with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our financial statements and related notes appearing elsewhere in this prospectus. The historical results presented below are not necessarily indicative of future results.


                                         Fiscal Year Ended                 Nine Months Ended
                                             December 31,                    September 30,
                                        1999              2000          2000              2001
                                        ----------------------          ----------------------
                                                                             (Unaudited)

Statement of Operations Data:
----------------------------
Net sales                              $149,355       $143,177          $103,515        $ 24,234
Total cost of sales                      78,789        143,580            74,919           5,623
Gross profit (loss)                      70,566           (403)           28,596          18,611
Total operating expenses                533,547        705,131           293,408        1,522,881
Loss from operations                   (462,981)      (705,534)         (264,812)      (1,504,270)
Net loss                               (464,514)      (705,863)         (265,431)      (1,501,794)

                                           December 31, 2000              September 30, 2001
                                           -----------------              ------------------
                                                                             (Unaudited)
Balance Sheet Data:
------------------
Working capital (deficit)                       $116,908                       $(128,198)
Total assets                                     260,682                          64,179
Total liabilities                                132,188                         177,563
Total stockholders equity (deficiency)           128,494                        (113,384)


                           FORWARD LOOKING STATEMENTS


     This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk factors section beginning on page seven of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                  * * * * * * *

                                  Risk factors


     Please carefully consider the following risk factors as well as the other information set forth in this prospectus, including our financial statements and the related notes, before deciding to invest in our common stock. Should any of the following risks occur, in addition to risks and uncertainties not presently known to us, the price of our stock, our financial condition, and the results of our operations could be materially impacted, and you could lose all or part of your investment in our common stock.

We currently have a severe cash shortgage and, at September 30, 2001, we had a working capital deficit of $128,198 and our future access to capital is uncertain.

     Although we are attempting to cover our immediate cash flow needs from the proceeds of private placements of equity securities, we will require substantial additional funds to finance our business activities on an ongoing basis, such as from the proceeds for the shares to be sold in this offering. Other than our agreement with Ascension Investment Management LLC, we do not have any commitments or arrangements to obtain additional funds and we cannot assure you that any additional funds, whether through additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, will be available to us when needed or upon terms acceptable to us. If we are unable to obtain additional financing when we need it, we likely will be required to delay, reduce or eliminate the production, sale and marketing of our products and content and otherwise limit our operations to those that can be financed from our nominal amount of cash on hand, which likely would have a material adverse effect on us. If we raise additional funds by issuing equity securities, dilution to stockholders may result and new investors could have rights superior to holders of shares purchased in this offering. Additionally, to the extent that we incur indebtedness, we will be subject to certain related risks, including the risks that we may be required to pledge or relinquish material rights to our assets that we otherwise would not give up and that cash flow may be insufficient to pay principal and interest on such indebtedness.

We have a limited operating history and our future financial results are uncertain.

     We were organized in Delaware in November 1997 and we have a limited operating history as sales commenced in July 1998. Since inception we have incurred significant losses, principally from consulting fees and selling, general and administrative costs. For the year ended December 31, 1999, we had a net loss of $464,514 and a net loss of $705,863 for the year ended December 31, 2000. For the nine months ended September 30, 2001 we had a net loss of $1,501,794 compared to a net loss of $265,431 for the nine months ended September 30, 2000. Our unaudited September 30, 2001 financial statements contain an explanatory paragraph in Note 3 thereto, to the effect that our ability to continue as a going concern is dependent upon our ability to meet our financing requirements, our ability to create and license new content and on the successful production, marketing and sales of our products. We cannot assure you that we will be able to accomplish all or any of our goals or achieve profitability or that profitability, if achieved, can be sustained.

All monies from subscriptions accepted by us will become immediately available to us.


     We have structured this offering to avoid requiring us to sell a minimum amount of common stock before we can gain access to the subscription proceeds. Accordingly, all monies from subscriptions accepted by us will become immediately available to us. However, the funds available to us from the proceeds of the offering will be reduced to the extent that less than the maximum amount of common stock is sold, and we cannot assure you that a sufficient amount of money will be raised in this offering to enable us to produce, market and sell new or existing products. Although we need to obtain the maximum net proceeds from this offering, in the event that only a small portion of the offering is raised we may not have the capital necessary to fund our operations, and the risk to subscribers of a total loss of their investment in us will be greatly increased and substantial.


We cannot assure you that our products will be accepted.


     Our Armadillo Cowboy Club product line will be a new concept and the No More Night Mare's product line is a relatively new concept. As is typically the case with products based on new concepts, demand and market acceptance are subject to a high level of uncertainty. The success of our No More Night Mare's line primarily depends on the interest of young girls in horses carrying over to equine-related toys, as to which we cannot assure you.

     In general, achieving market acceptance for our products will require substantial marketing efforts and the expenditure of significant funds, the availability of which we cannot assure you, to create awareness and demand among retailers and young girls and boys, the primary market for our current and proposed products. Although we recently began working with a strategic partner, we have limited marketing experience, and after the completion of this offering we still will have extremely limited financial, personnel and other resources to undertake extensive marketing activities. Accordingly, no assurance can be given as to the acceptance of any of our products or our ability to generate the revenues necessary to remain in business.


We depend on third parties for the manufacture of all of our products.


     We do not own or operate any manufacturing facilities and we are currently dependent on third-party manufacturers in Hong Kong, China. Therefore, we are, and in the future will continue to be, dependent upon our manufacturers to supply on a timely basis the quality and quantity of product we require, and to comply with applicable federal toy industry safety standards and state and local regulatory requirements, if any, at a price that is both commercially reasonable to and affordable by us. Should our current manufacturers be unable or unwilling in the future to meet our needs for any reason, we would have to find replacement manufacturers, and we cannot assure you that we would be able to do so, in default of which we would lose sales and marketing credibility as well as our ability to generate revenues.

We may not be able to successfully market our products to mass retailers.

     Beginning in 2001, we shifted our marketing focus for our products from specialty to mass retailers. We have been able to engage only three sales representatives for the mass retailers. As we substantially depend on sales representatives for the sale of our products, our inability to enter into additional agreements with representatives for mass retailers would have a material adverse effect on our financial condition. Moreover, our current sales representative agreements are terminable by either party upon short notice, and upon any such termination we may be unable to obtain new sales representatives which would make it nearly impossible for us to sell our products in mass retail outlets.

Although we own or license various intellectual property rights related to our current or proposed products, these rights may not provide us with any competitive advantage.

     Our original legend, "No More Night Mares - A Dream of Freedom" (the "Legend") has been copyrighted in the U.S., Canada and the United Kingdom by Dawn Van Zant, our founder and chairman, and licensed to us pursuant to a four-year agreement expiring October 31, 2002. In addition, Dawn Van Zant received a copyright in the U.S. on her "Armadillo Cowboy Club" story which she has licensed to us pursuant to a two-year agreement expiring September 30, 2002. While a copyright may prevent others from using an exact copy of the Legend or the Armadillo Cowboy Club, it may not deter others from creating similar works.

     On December 26, 2000, we received a U.S. Patent for our electroluminescent lamp technology entitled "Illuminated Toy for Night Use by Children" which is used to illuminate the lighted blaze in certain mares in our plush toy line. However, we cannot assure you that this patent will be enforceable or provide protection against competitive products or otherwise be commercially valuable. Moreover, enforcement of intellectual property rights typically requires time-consuming and costly litigation, and there can be no assurance that others will not independently develop substantially similar proprietary technology.


     We have also received a trademark in the U.S. on the names "Wild Heart Ranch" and "The No More Night Mares Legend". However, we cannot assure you that this will provide significant protection against competing marks or otherwise be commercially valuable.

The toy and entertainment businesses have no substantial barriers to entry and we expect intense competition in the marketing and sale of our products.


     We will compete with other toy companies as well as other forms of entertainment including video games and movies. All of our potential competitors have longer operating histories, greater name recognition, and overwhelmingly greater financial, technical and marketing resources than we do. This intense competition could materially adversely affect our ability to obtain shelf space for our products in mass retail outlets as well as to generate sales in the event that our products are offered for sale in mass retail outlets. In addition, competition for the consuming public's disposable income dollars is extremely intense as the public has a limited number of dollars to spend on toys and other forms of entertainment. Our success depends in large part on our ability to convince the public to expend a portion of those funds on our products.


We are exposed to product liability risks which are inherent in the sale of toys.

     We maintain product liability insurance coverage which we believe is adequate for our needs. However, we cannot assure you that such insurance will provide adequate coverage against potential liabilities.

Our success is principally dependent upon the active participation of our chairman and chief executive officer Dawn Van Zant.


     We do not have an employment agreement with Ms. Van Zant, and therefore she will devote to our affairs only as much time as she, in the exercise of her sole discretion, deems appropriate and she is therefore free to terminate her employment with us at any time. In addition, we do not maintain any "key man" insurance on her life, and in the event we should lose her services for any reason whatsoever our business would suffer materially. We cannot assure you that we would be able to employ qualified person(s) on acceptable terms to replace her. Our success also will depend in large part upon our ability to attract and retain qualified management, marketing and sales personnel, and we cannot assure you that we will be successful in hiring or retaining such qualified personnel. Our inability to do so would have a material adverse effect on our ability to conduct our business operations.

Our growth is partly dependent upon our ability to develop our website and employ the most recent e-commerce technology.


     We have expended considerable resources in creating and enhancing our web site. Significant effort has been expended towards the development of web content and graphics, as well as web maintenance, to include timely product pricing and product availability information. Our inability to update our website, facilitate on-line shopping, and cater to changing tastes, trends and preferences could result in lost customers and sales. In order to remain competitive and improve our internet sell-through rates, we must continue to upgrade the functionality and features of our website. In addition, we can't assure you that we'll be able to report or sustain sales growth to recover our capital investment.

We cannot predict what regulations may be imposed on us as a provider of online products.

     We're subject to regulations applicable to businesses generally and laws or regulations directly applicable to online commerce. Although there are currently few laws and regulations directly applicable to the internet, it is possible that a number of laws and regulations may be adopted with respect to the internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products. The growth and development of the market for online commerce also may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. Furthermore, the applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulations, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the internet may decrease the growth of the internet, which could, in turn, decrease the availabilty of our products and services and increase our cost of doing business.

We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on our websites.

     Claims involving defamation, negligence, copyright, patent or trademark infringement, as well as claims based on the nature and content of the materials that appear on websites, have been brought, and sometimes successfully pressed, against online services. Although we carry commercial general liability insurance, any imposition of liability beyond what is covered by such insurance could have a material adverse effect on our financial condition.

We're dependent on the increased usage and stability of the internet and the web.

     The usage of the web for products such as those offered by us will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the web, in the level of usage by individuals and in the number and quality of products and services designed for use on the web. Because usage of the web as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the web will continue to increase and whether any significant market for usage of the web for such purposes will continue to develop and expand. We cannot assure you that internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. Failure of the web to stimulate user interest and be accessible to a broad audience at moderate costs would jeopardize the markets for our websites.

     Moreover, issues regarding the stability of the internet's infrastructure remain unresolved. The rapid rise in the number of internet users and increased transmission of audio, video, graphical and other multimedia content over the web has placed increasing strains on the internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the web and could reduce the usage of the web by businesses and individuals. In addition, to the extent that the web continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the internet infrastructure, we cannot assure you that the internet will be able to support the demands placed upon it by such continued growth. Any failure of the internet to support an increasing number of users due to inadequate infrastructure or otherwise would seriously limit the development of the web as a viable source of e-commerce and e-commerce services, which could materially and adversely affect the availability and acceptance of our products, which would, consequently, materially and adversely affect our ability to generate sales revenues.

Our websites are subject to system disruptions.

     The satisfactory performance, reliability and availability of our websites and our network infrastructure are critical to attracting web users and maintaining relationships with consumers. System interruptions that result in the unavailability of our websites or slower response times for consumers would reduce the attractiveness of our websites to customers. Any increase in system interruptions or slower response times resulting from the above factors could have a material adverse effect on our relationship with existing and potential website customers.

Our websites are subject to security risks.

     Programmers or hackers may attempt to penetrate our network security. If successful, a party who is able to penetrate our network security could misappropriate proprietary information such as client databases and shareholder information, or cause interruptions in our websites. Concerns over the security of internet transactions and the privacy of users may also inhibit the growth of the internet generally, particularly as a means of conducting commercial transactions. Although we believe our software provides adequate protection against hackers, any security breach or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability and we may be required to expend significant capital and resources to alleviate problems caused by such breaches, all of which could have a material adverse effect on our business, results of operations and financial condition.


There are risks associated with the use of our domain names.


     We currently hold three web domain names, "wildheartranch.com", "horsetoys.com", and "nomorenightmares.com". The regulation of domain names in the U.S. and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we cannot assure you that we will be able to acquire or maintain relevant domain names in all countries in which we conduct business. Although we received a trademark on "Wild Heart Ranch" and "The No More Night Mares Legend", the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our proprietary rights. Any such inability could have a material adverse effect on our ability to promote and/or sell our products over the internet.


We may be subject to the Securities and Exchange Commission's "penny stock" rules if our common stock sells below $5.00 per share.


     If, after our common stock begins to trade, its trading price is below $5.00 per share, trading in our stock would be subject to material limitations as a result of certain rules promulgated under the Securities Exchange Act of 1934 ("the Exchange Act") which limit the activities of broker-dealers effecting transactions in "penny stocks". These rules require the delivery, prior to any transaction, of a disclosure schedule explaining trading in the penny stock market and all associated risks. These rules also restrict the solicitation of sales of "penny stocks" by a broker-dealer unless the broker first makes a special suitability determination for the purchaser and has received the purchaser's written consent to the transaction prior to sale. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative as well as current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit its market price and liquidity.


We haven't paid any dividends.

     We've never paid any dividends on our common stock and we don't intend to pay any in the foreseeable future.

We could issue substantial amounts of additional shares without shareholder approval.


     We have approximately 9.2 million shares of common stock unissued and not reserved for specific issuances which could be issued without any action or approval by our shareholders, thus substantially diluting the percentage ownership of Wild Heart held by purchasers of the securities and potentially adversely affecting the market price of our common stock.

                                 Use of Proceeds


     We could receive up to $2,796,000, net of offering expenses, from the sale of 3,000,000 shares by us, which we plan to use as outlined below. This table lists application of net proceeds in priority order, with Item 1 receiving the highest priority of application.

                                    If offering is      If we sell 10%     If we sell 50%
Anticipated application             fully              of the shares       of the shares
of net proceeds                     subscribed         in the offering     in the offering
-----------------------------       ----------         ---------------     ---------------
1)  Product development for
    our Armadillo Cowboy Club
    boy's toys                     $  100,000               $   10,000          $   50,000

2)  Product development for
    our Ribby the Rhino boy's
    video game and boy's and
    girl's water toys              $  100,000               $   10,000          $   50,000

3)  Development of new
    stories (content develop-
    ment), including develop-
    ment of stories based on the
    Legend                         $  200,000               $   20,000          $  100,000

4) Advertising                     $  500,000               $   50,000          $  250,000

5) Working capital                 $1,896,000               $  189,600          $  948,000

                                   $2,796,000               $  279,600          $1,398,000
                                   ==========              ===========          ==========

     If we sell substantially less than 50% of the offered shares, we will need to obtain funds from other sources to accomplish our proposed product and content development. Such sources likely would be potential private investors.

     We caution you that the cost, timing and amount of funds required for all specific uses by the company can't be precisely determined by us at this time and is at management's discretion.

     We will not receive any of the proceeds from the sale of shares of common stock by the selling security holders. However, we may receive up to $250,000 from the issuance of 250,000 shares of common stock upon exercise of outstanding options ("the Options"). We plan to use those net proceeds, if any, for working capital and general corporate purposes.

                         Determination of Offering Price

     The $1.00 per share offering price of the shares to be sold pursuant to this prospectus was determined arbitrarily by management and has no bearing to any criterion of value. Such offering price is equal to the price at which we sold shares of our common stock in three private placement offerings.

                                    Dilution


     The net tangible book value of our common stock at September 30, 2001 was $(120,000) or $(.02) per share. "Net tangible book value" per share represents our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding. Without taking into account any changes in our net tangible book value after September 30, 2001, other than to give effect to the sale of shares of our common stock offered hereby at the assumed offering price and estimated offering expenses of $204,000, the net tangible book value of us at September 30, 2001 would have been $2,676,000 or $.31 per share. This represents an immediate increase in net tangible book value to the existing shareholders of $.33 per share and an immediate dilution of $.69 per share (or 69%) to the investors purchasing the shares offered hereby at the price to the public. The following table illustrates this per share dilution in net tangible book value to new investors assuming the maximum, nominal or an amount of proceeds in between, as follows:

                                                            Maximum       Nominal (10%)    In Between (50%)
                                                            -------       -------------    ----------------
Assumed initial public offering price..................      $1.00           $1.00              $1.00

Net tangible book value as of September 30, 2001.......      $(.02)          $(.02)             $(.02)

Increase attributable to new investors.................      $ .33           $   0              $ .18

Net tangible book value adjusted for this offering.....      $ .31           $   0              $ .16

Dilution to new investors in this offering.............      $ .69           $1.00              $ .84
                                                             =====           =====              =====


                                 Dividend policy

     We currently intend to retain earnings for use in the operation and expansion of our business and therefore don't anticipate paying any cash dividends in the foreseeable future. Cash dividends, if any, that may be paid in the future to holders of our common stock will be payable when, as, and if declared by our board of directors, based upon our assessment of our financial condition, our earnings, need for funds, capital requirements and other factors.

                     Management's discussion and analysis of
                  financial condition and results of operations

Plan of Operations


     Since inception, we have positioned ourselves as a toy and publishing company based solely on content licensed to us by Dawn Van Zant, our founder. The No More Night Mares line of products, based on the No More Night Mares Legend (the "Legend"), includes 14" plush horses with a patented electroluminescent lighting technology in three different characters, a story on audio cassette, art work illustrated by Kim McElroy, a set of twelve 5" mini plush horses with LED lights and a television pilot based on the Legend, which to date we have been unsuccessful in exploiting.

     We launched the No More Night Mares line of plush horses in July 1998 and had limited initial sales in the specialty and equine market. Mass retail exposure was limited to QVC, where the line was featured and did relatively well in its first airing, selling out all the units in six minutes. Thereafter, although we were encouraged by sales feedback, we could not break into the mass retail markets because of our inability to provide the advertising support necessary to convince the mass retailers we could develop a name brand, the lack of full sales representation, the fact that we had no significant driving retail force in the entertainment arena and the price points of the products. (Price points are predetermined selling prices which a retailer establishes for each product category; a product must fit within them in order to accommodate the retailer's required profit margins.) As a result, our sales stagnated, and we have lost money yearly since inception as the specialty market was a limited source of sales and growth. Our founder and some of the original investors funded our operations, and all loans incurred have been repaid or converted to common shares at the same price as the shares sold to private placement investors ($1.00 per share).

     As a result of our failure to break into the mass retail markets, our primary focus has become the entertainment segment of the business, which we believe will increase brand awareness and sales potential. We believe that products that can be realized across many avenues of our business have a greater chance for success therefore our first priority is to make the best entertainment properties. We believe that if we have a domestic hit, it will drive toy sales, licensing, brand and international sales.

     We view 2002 as a year of new positioning, with the focus on diversifying and adding to the current product and entertainment lines. Our strategy is based on leveraging childrens' content into feature films, TV programming and products. We have further developed our proposed line of boys toys based on the Armadillo Cowboy Club story, which was licensed us by Dawn Van Zant, in the form of an interactive video game which is currently on our web site. We are also developing a sling shot game for 2002 sales, based on the video game. In addition, we have acquired a 25% interest (for shares only) in the content and characters of a new property called "Ribby the Rhino," with potential for the girl's and boy's markets for water play products. We believe that spring and summer sales of this proposed product line could help to offset the seasonality of the toy industry where the majority of sales occur during the Christmas season. Ribby the Rhino also is currently in the form of an interactive video game on our website. To date there have been no purchases of inventories for either of these proposed new lines as inventories have not been purchased since fiscal 1999. We are also reviewing entertainment options to develop other properties related to horses. We plan to acquire or develop several new character-driven properties for 2002 that would complement our "non-violent" philosophy for content and toys. We believe that the recent success of the Harry Potter and Lord of the Rings movies shows that the entertainment industry is receptive to non-violent family-oriented entertainment.

     We spent 2001 building relationships in the entertainment industry under the direction of our equity and strategic partner, Mandalay Sports Entertainment ("Mandalay"). Under its agreement with us, Mandalay provides consultation and introduction of relationships in the entertainment industry for existing content, new content and joint content to be developed, in return for which Mandalay received a 5% equity interest in Wild Heart. This agreement gives us a presence in Los Angeles, with daily access to contacts, executives and expertise. With Mandalay's assistance, our television pilot based on the No More Night Mares Legend is currently being repackaged to better suit the requirements of the entertainment industry. In addition, we have been in development discussions with several well-known companies for our primary product and entertainment property, the No More Night Mares horse line. In particular, we are is in discussions with a well-known television writer to write a movie treatment based on the No More Night Mares concept. Although no assurances can be given, we believe that, in conjunction with Mandalay, we will attract the appropriate production and development partners.

     We will require additional funding as we move forward with our new business model, principally to support new product development as well as an advertising budget to establish brand identity. We have registered the sale of the three million shares included in this prospectus as a means to obtain short term financing. We also have entered into a financial consulting agreement with Ascension Investment Management, LLC ("Ascension") under which, among other things, it agreed to provide us with an interim credit facility, and we have issued to it one million shares.


Results of Operations


     We were organized in Delaware in November 1997 and have a limited operating history as sales commenced in July 1998. Since inception, we have incurred significant losses, principally from consulting fees and selling, general and administrative costs. In light of our limited operating history and insignificant total net revenues to date, we believe that period-to-period comparisons of our revenues and operating results, including our gross profit and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performance. For the year ended December 31, 1999, we had net sales of $149,355 and a net loss of $464,514, and net sales of $143,177 and a net loss of $705,863 for the year ended December 31, 2000. Our total cost of sales for the year ended December 31, 2000 was $143,580 compared to $78,789 for the year ended December 31, 1999. This significant increase was due to the writedown of inventory at the lower of cost or market. For the nine months ended September 30, 2001, we had net sales of $24,234 and a net loss of $1,501,794, compared to net sales of $103,515 and a net loss of $265,431 for the nine months ended September 30, 2000. Our total operating expenses for the nine months ended September 30, 2001 were $1,522,881 compared to $293,408 for the nine months ended September 30, 2000. This increase was due to legal and accounting fees, consulting fees, registration for the New York trade show, new product development and the expenses incurred in hiring a new CEO, including his salary, setting up his office in New Jersey, and his trip to Hong Kong to meet with manufacturers. Our ability to attain and maintain profitability will depend principally on our ability to create and license new content and on the successful production, marketing and sales of our products. We cannot assure you that we will be able to accomplish our goals or achieve profitability, or that profitability, if achieved, can be sustained.


Liquidity and Capital Resources


     Since inception, we have financed our operations primarily through private sales of our common stock and shareholder loans. Although we have arranged for an interim credit facility with Ascension, the parties have not agreed on the terms of that arrangement and we have not borrowed any money from them to date.

     At December 31, 2000, our stockholders equity was $128,494 and our working capital was $116,908. At September 30, 2001, our stockholders deficiency was $113,384 and our working capital deficiency was $128,198.


     Net cash used in operating activities increased to $261,516 for the year ended December 31, 2000 from $168,164 for the year ended December 31, 1999. Net cash used in operating activities increased to $576,081 for the nine months ended September 30, 2001 from $92,190 for the nine months ended September 30, 2000. Net cash used in operating activities during the above periods was principally attributable to operating losses in each of the periods reduced by non-cash expenses.

     Net cash provided by financing activities increased to $448,019 for fiscal 2000, from $151,302 for fiscal 1999. Net cash provided by financing activities increased to $390,121 for the nine months ended September 30, 2001 from $83,520 for the nine months ended September 30, 2000. Net cash provided by financing activities during the above periods was principally attributable to loans from shareholders and proceeds from sales of common stock.

     Our capital requirements depend on numerous factors, including market acceptance of our products, the amount of resources we devote to investments in our products, the resources we devote to marketing and selling our products and other factors. We currently have a severe cash shortage. Our cash on hand as of September 30, 2001 was $3,198. Although we are attempting to cover our immediate cash flow needs from the proceeds of private placements of equity securities, we will require substantial additional funds to finance our business activities on an ongoing basis, such as from the proceeds from the shares to be sold in this offering. Other than our agreement with Ascension, we do not have any commitments or arrangements to obtain additional funds and we cannot assure you that any additional funds, whether through additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, will be available to us when needed or upon terms acceptable to us. If we are unable to obtain additional financing when we need it, we likely will be required to delay, reduce or eliminate the production, sale and marketing of our products and content and otherwise limit our operations to those that can be financed from our nominal amount of cash on hand, which would have a material adverse effect on us. If we raise additional funds by issuing equity securities, dilution to stockholders may result and new investors could have rights superior to holders of shares purchased in this offering. Additionally, to the extent that we incur indebtedness, we will be subject to certain related risks, including the risks that we may be required to pledge or relinquish material rights to our assets that we otherwise would not give up and that cash flow may be insufficient to pay principal and interest on such indebtedness.

                                    Business

Overview


     We were formed in the State of Delaware in November 1997 and are a content-driven toy company which creates and licenses non-violent toys and other products for the boy's and girl's markets based on original ideas and characters. With the assistance of our new strategic partner, Mandalay Sports Entertainment, we plan to position Wild Heart as an innovator in new content and entertainment. See "Sales and Marketing," below. Our mission is to establish an environment to conceive, create, co-create, identify and produce new marketable content, toy designs, story franchises and product brands for entertainment, merchandising and promotional sales on a global basis.

Current and future product lines


(a) Toys

     1. The Legend

     Our current product line consists of "plush" (i.e. stuffed animal) and "pvc" (i.e., plastic) collectible horses based on the children's story entitled The Legend - No More Night Mares(TM) (the "Legend") written by Dawn Van Zant, our founder and chairman.


     The Legend tells the original story of a mythical herd of wild horses and their three mares. The first story in the Legend series, No More Night Mares...A Dream of Freedom, has been copyrighted in Canada, the U.S. and the United Kingdom. The Legend and related products, including artwork based on the Legend by equine artist Kim McElroy, can be viewed on our website at www.wildheartranch.com.

     In 1998 we launched our first product line, which consists of 14" plush horses that replicate the three mares in the Legend: Moonbeam, a palomino; Comet, a pinto; and Lucky Stars, an appaloosa. Each mare has its own distinct lighted blaze, i.e., the broad white mark down the horse's face which extends over the bones of the nose, and which is lit using electroluminescent ("EL") lighting technology. We designed and, in August 2000, had a third party manufacture 12,000 first edition and 20,000 second edition 14-inch mares. In December 2000, we received a U.S. patent for our use of the EL light in toys. See "Intellectual Property - below."


     In the fall of 1999 we introduced our second product line, the Lucky Stars Collection, which consists of 12 different 5-inch plush mares which utilize LED lights and light bulbs, a less expensive alternative to our EL lighting technology. These toys are sold in sets of 4 and 12 mares, in each case with a nametag and poem depicting each horse's character and strength.

Both product lines, most of which have been sold, are distributed in specialty markets comprised of approximately 600 retail stores.

     In July 2000, we retained Scrambled Eggz Productions, a product development company, to expand our plush line of horses and reposition us with new products and designs suitable for the mass retail markets. We created new product line extensions of both our plush and plastic toys, all focusing on light, magic and horses. These products, which are also based on the Legend, have realistic horse colors and long, brushable hair and manes. All of the new products aim to empower children by teaching them not to be afraid of the dark. Many products include light sources such as LED lights and glow-in-the-dark paint. We believe that the light and sound elements of these products add interactive play value and enhance the characters of Comet, Moonbeam and Lucky Stars. In addition, we believe that the combinations of mare and foal (mom and baby) make the play value and appeal for little girls even stronger.


     The following is a list of our Legend-based products planned for the second quarter of 2002, contingent upon having the necessary funding, as to which we cannot assure you:


     o    13" plush horse with light and sound;

     o    13" unicorn with light and sound;

     o    14" mare/foal interactive plush horse with light and sound;

     o glow-in-the-dark playset consisting of a plastic horse under a light-up dome designed to replicate the night sky;

     o    14" mare/foal interactive plastic horse with light (5 styles);

     o    33" plush floppy horse; and

     o    25" plush floppy horse.


All products will include an animated CD-Rom of the Legend.


     2. The Armadillo Cowboy Club


     In August 2000, we acquired the exclusive license to the original story entitled "The Armadillo Cowboy Club", written by Dawn Van Zant. Currently, we are focusing on selling the content for cartoons, comic books and television shows. In the next one to two years, we plan to develop a related line of plastic toys aimed at boys aged 6 to 14. We have already completed the drawings for these toys, which consist of cowboys, coyotes, a rattlesnake and a tarantula, but we expect that the prototypes will not be ready until third or fourth quarter of 2002. We also plan to develop additional key characters which will be modeled after horses. Depending on the success of these products, we may introduce other products based on this story which will be interactive. Contingent upon having the necessary funding, as to which we cannot assure you, we plan to create a marketing and development group that will be responsible for expanding the Armadillo brand into other collectible boy areas. See "New Ventures Group" - below.

     3. Ribby the Rhino

     In January 2002, we entered into a creative development and ownership agreement with Russell Naftal for a 25% ownership interest in the Ribby the Rhino water play characters and content (the "Ribby Property"). The characters are currently in the form of an interactive game which is featured on our website. See "Website" below. We will be entitled to 25% of any revenue derived from the Ribby Property and we have a right of first refusal for toy development and the related licensing rights. We will not exercise such right without the receipt of additional funds. Mr. Naftal received compensation in the form of 25,000 shares of our common stock upon the signing of the agreement and he may receive up to an additional 75,000 shares upon the achievement of certain milestones.


(b) Artwork

     We sell a series of color prints designed exclusively for us by equine artist Kim McElroy, which depict the horses in the Legend. Each print is 18" x 24" and is sold unframed. In

November 1997 we entered into an agreement with Ms. McElroy to produce these prints, pursuant to which she is entitled to a royalty of 1% of net sales. She was paid an advance of $10,000 against royalties and to date, we do not owe her any additional money.

(c) Audio Cassettes

     We sell a 20 minute audio cassette in which a narrator reads the Legend.

(d) Proposed Television Series


     In April 1998, we entered into a two-phase creative development agreement with Wayne Chesler pursuant to which Mr. Chesler developed for us a pilot and treatment for a children's television series based on the Legend and began presenting the project to television networks and production companies with the intent of selling, co-developing or funding the proposed television series. On April 6, 2001, our agreement with Wayne Chesler expired; however, that same month in April 2001, we entered into a one-year agreement, with the possibility of a one-year extension, with Mandalay Sports Entertainment ("Mandalay") to assist us in pursuing new relationships in the entertainment industry to sell and develop the concept into a television series or movie. See "Sales and Marketing," below.


(e) Line extensions and new product lines


     Although we cannot assure you, in the near future we plan to develop greeting cards, t-shirts and other items based on the Legend. Other sources of proprietary product that we plan to explore include the archives of major toy companies which have dropped successful brands that did not meet their minimum sales level criteria. Some of these brands represent immediate content opportunities. These companies also represent opportunities in licensing, joint ventures and category-swapping.

     In February 2002, we plan to attend the annual Toy Fair in New York City, where we would show prototypes of the Armadillo Cowboy Club line, our current line of products based on the Legend and Legend-based prototypes and samples. Our attendance at the Toy Fair is contingent upon having the necessary funds to cover our travel expenses, as to which we can give no assurances. Over the next 12 months, we also plan to use our relationship with Mandalay to contact and build relationships with Hollywood studios and licensing agents for potential new content and product. Finally, we may expand our relationship within the publishing community to develop licensing opportunities, joint ventures and strategic alliances.


     No assurance can be given that any future products or line extensions will be developed or, if developed, that they will be commercially successful.

Industry

     According to statistics from the Toy Manufacturers of America, Inc., annual sales of traditional toys in the U.S. (excluding video games), increased steadily from 1996 to $23 billion in 2000. Including video games, annual U.S. toy sales in 2000 were $29.4 billion. Sales of video games in the U.S. nearly doubled since 1996 from $3.6 billion to $6.4 billion. The market for "ride-on" toys, which includes tricycles, skates and skateboards, increased by 48.6% from 1999 to 2000 to $1.14 billion, the largest increase of any product category. During the same period, although "plush" toys and action figure (plastic) toys collectively account for a greater share of the toy market than ride-ons, the market for plush toys decreased 35% from 1999 to 2000, to $1.5 billion and the market for action figure (plastic) toys decreased 26.7% from 1999 to 2000 to $823 million.

Competition


     Generally, the toy market is highly competitive and difficult to penetrate without substantial advertising prior to a new product launch, and we cannot assure you that we will be able to compete successfully. We will compete with other toy manufacturers, including Disney, Mattel, Tyco, Steiff, Gund, TY, 24K, Breyer Animal Creations and Peter Stone, all of which have longer operating histories, greater name recognition and vastly greater personnel, financial, marketing and other resources than we do. With the exception of Steiff, Gund, 24K, Breyer and Peter Stone, these manufacturers concentrate their distribution on the top 10 mass retail discount and toy chains, a market which we would like to begin exploiting but as yet have been unsuccessful in doing so. However, we will indirectly compete with Steiff, Gund, 24K, Breyer and Peter Stone since they target the same customers that we do.

     We were able to enter the toy industry by first establishing our products in the specialty markets. In the past, we had over 600 gift and specialty stores retailing our product lines, as well as over 70 internet retailers. We currently sell our product in over 200 equine outlets, such as saddle and tack stores. We believe that utilizing the specialty markets enabled us to establish consumer loyalty to our product name and image and positioned our products to be expanded into the mass retail markets, although no assurances can be given. In addition, we have been using our website to build our brands by providing product information and, in some cases, interactive games.

     Hundreds of plush toys currently are marketed, ranging from $4.99 plush animals to $500 teddy bears from Boyd's, Gund and Steiff. In addition, many model horse (plastic) toys are marketed by companies like Breyer and Peter Stone. Although no assurances can be given, we believe that because the selection of plush horse toys is sparse, we will be able to capture an untapped audience of horse enthusiasts.


     We also will compete with other forms of entertainment, including video games and movies. Competition for the consuming public's disposable income dollars is extremely intense as the public has a limited number of dollars to spend on entertainment. Our success will depend in part on our ability to convince the public to expend a portion of those funds on our products.

Sales and Marketing


     In the past, we sold our products to over 600 gift and specialty retailers in addition to over 70 on-line retailers. However, for the year ended December 31, 2000, as well as the nine months ended September 30, 2001, we had one customer, Corral West Ranch Wear in Cheyenne, Wyoming, which accounted for approximately 14% of our sales for 2000 and 26% of our sales for the nine-month period. Beginning in 2001 we shifted our marketing efforts towards the mass retail markets, focusing on the top ten toy retailers, including Wal-Mart, Toys 'R Us, K-Mart, Target Stores, and J.C. Penney. Although our products were featured on QVC in 1998 and 1999, they have not been sold in any mass retail outlets since then.

     Marketing to specialty retailers is more time-consuming than marketing to the mass retailers since the average order consists of only three to six horses and specialty retailers tend to make decisions to carry a product line based on their personal likes and dislikes. Since shelf space in mass retail outlets is at a premium, however, decisions to carry a product line are based on whether the product will sell. In order to market to mass retailers, therefore, we had to focus on creating new products or product line extensions that would appeal to a wider range of customers and fit within the retailers' price points. In addition, in 2001 we attended the three primary trade shows in the industry: the toy fairs in New York, Dallas, and Hong Kong, where our new product lines or their prototypes were presented.

     We intend to reach mass retailers through a national network of independent sales representatives on whose efforts we will substantially depend for the sale of our products, as well as through toy and horse industry trade shows and publications. We currently have three agreements with representatives for the mass retailers, although we cannot assure you that we will be able to enter into any additional agreements. We have an agreement with Tanglewood Marketing Group, Inc., expiring June 29, 2002, providing for a 5% commission on any mass retail sales it generates; and we have a separate agreement with Tanglewood pursuant to which it could receive up to 300,000 shares of our common stock upon the achievement of certain milestones. Our agreement with Larry Castro is for a 60-day term expiring March 15, 2002, with a right of renewal, pursuant to which we paid a $3,000 fee and may issue shares of common stock in an amount to be determined. We also have an agreement with Trend Marketing, Inc., expiring January 16, 2003, with a right of renewal, providing for a 5% commission on the mass retail sales it generates.

     In addition to our sales representatives, we use our website to directly market our toys, artwork and related products as well as to build brand awareness. See "Website" below. We also make extensive use of consultants as described below.

     In June 2000, we entered into a consulting agreement with Chad Verdi to provide regulatory advice, agreement and contract consultation, financial and investment consultation and marketing services. In consideration for these services, he will receive an hourly fee with a minimum of $50,000 per year. This agreement is for a term of no less than one year.

     In November 2000, we entered into a minimum one-year agreement with Mancini Marketing for marketing and promotional consultant services. As consideration for Mancini's services, we will pay a fee of $2,500 per month plus 100,000 shares of our common stock to be issued at a rate of 25,000 shares per quarter, commencing the first quarter of 2001. None of these shares are being registered in this offering. This agreement automatically renews after one year unless terminated.

     In January 2001, we entered into a two-year financial consulting agreement with Ascension Investment Management, LLC ("Ascension") in which Ascension will represent us to the financial community, investors and contacts, assist us in raising capital and assist in providing us with a line of credit as interim financing. As consideration for Ascension's efforts, we issued to them 1,000,000 shares of our common stock, all of which are being registered in this offering.

     Effective April 1, 2001, we entered into a one-year agreement with Mandalay Sports Entertainment, a division of the Los Angeles-based Mandalay Entertainment, to provide packaging and consulting services. Such services may include:

     o    consultation related to the development of our literary projects;

     o    participation in the development of our business model;

     o facilitation of relationships and alliances designed to improve our visibility, image and business;

     o facilitation of new business opportunities designed to enhance and expand our core business and capabilities; and

     o providing introductions and access to Mandalay's sports and entertainment relationships and resources.

In consideration for these services, we will pay Mandalay a fee of $150,000, payable in 12 equal monthly installments. In addition, Mandalay received from Dawn Van Zant, our founder and principal shareholder, shares of our common stock representing a 5% equity interest in Wild Heart. Although the agreement expires March 31, 2002, the parties have agreed, for the period from January 1, 2002 through March 1, 2002, to negotiate in good faith for a one-year extension of the agreement.

     In June 2001, we entered into a one-year consulting agreement with Dean DeNuccio for legal, financial and accounting issues. In consideration for his services he will receive an aggregate of 25,000 shares to be issued quarterly commencing at the end of the third quarter of 2001.

Order fulfillment

     We fulfill some of our orders from warehouses in Tennessee and Point Roberts, Washington. The rest of our products are shipped directly from the manufacturer in Hong Kong. See "Properties," below. We build inventory on a per order basis and are paid via letter of credit and/or open account.

Website

     Our website (www.wildheartranch.com) is aimed at parents of boys and girls ages three through twelve and is designed as a safe, non-violent entertainment and education destination site. The website provides a store locator which allows customers to find retailers in their area as well as an extensive list of internet retailers. The website also allows visitors to purchase products from us directly by providing a link to our wholly-owned domain, www.horsetoys.com.

     Our website also serves as an important vehicle for building brand awareness. For example, we recently produced and launched our first web episode (called a "webisode") which is accessible on our website's home page. Created for us by Scrambled Eggz Productions, it is an animated feature which summarizes the story of the Legend and introduces the key horse characters. The feature is also available on CD-Rom and will be included as a bonus with the purchase of all 2002 toy lines. In addition, in the last three months we launched two internet video games based on the characters and content from the Armadillo Cowboy Club and Ribby the Rhino.

New Ventures Group and Strategy for Growth

     In furtherance of our growth strategy and contingent upon the receipt of the necessary funding, as to which we can give no assurances, we plan to recruit a group of personnel, called the "New Ventures Group", who would be responsible for establishing a broad strategic vision for us for no less than the next three years. This group may consist of existing employees or, more likely, will be comprised of Mandalay employees. Both the existing No More Night Mares brand, inclusive of line extensions, as well the recently-acquired Armadillo Cowboy Club brand, would be managed by a brand and product director. Product and marketing directors outside of the New Ventures

Group would handle the day-to-day management of these brands. The Group would investigate the following areas:

     o the expansion of the No More Night Mares (TM) brand into other collectible areas;

     o the expansion of the girls' category to include interactive content and broadening of the target audience to include pre-teens, either through licensing or buying content that's fully developed; or developing products that utilize traditional play patterns, doll, fashion and role play;

     o the development of parent/child play patterns to include interactive content with or without a product purchase;

     o exploration of educational and "edutainment" products and the development of a brand/spokes-brand to leverage the capability of technology; e.g., an animal that wants to learn;

     o    exploration of opportunities in the area of music;

     o expansion, investigation and application of new technology and interactive content in traditional boys' play patterns, e.g., vehicles, action figures, and sporting goods; and

     o expansion of the Armadillo Cowboy Club(TM) brand into other collectible boy areas, with a focus on selling content to drive product development.


     Funding for the Group would be determined on a per-project basis; however, we do not intend to use any of the proceeds of this offering for any such projects.


Manufacturing


     We do not have any manufacturing facilities. We have relied on third parties based in Hong Kong, China, to manufacture our products to our specifications, and we plan to continue to do so in the future. Although we have used only one manufacturer in the past, we are regularly solicited by other manufacturers in the same geographic area, many of whom we believe could be utilized if necessary. The supplies needed to make our products are all readily available.


Intellectual Property


     On December 26, 2000, we received U.S. Patent No. 6,165,037 for our electroluminescent lamp technology entitled "Illuminated Toy for Night Use by Children." Our original story "No More Night Mares . . . A Dream of Freedom" was copyrighted in the U.S. by Dawn Van Zant on January 21, 1998 under Registration No. TXu844-509 and in Canada on February 20, 1998 under Registration No. 467356. Ms. Van Zant granted us an exclusive worldwide license to this story which expires on October 31, 2002, subject to renewal upon terms and conditions to be agreed upon. See "Certain relationships and related transactions" below. We also have received a copyright for this story in the United Kingdom. Our "Armadillo Cowboy Club" story was copyrighted in the U.S. by Dawn Van Zant on October 13, 1998 under Registration No. TXu879-460. Ms. Van Zant also granted us an exclusive worldwide license to this story which expires on September 1, 2005, subject to renewal upon terms and conditions to be agreed upon. See "Certain relationships and related transactions" below. In addition, we received a trademark in the U.S. on the names "Wild Heart Ranch" and "The No More Night Mares Legend", under Registration Nos. 2337508 and 2269076, respectively.

Properties


     We lease approximately 2,500 square feet of warehouse space located at 639 Pickwick, Savannah, Tennessee 38372, on a month-to-month basis, for $1,800 per month. We also lease a small warehouse space at 145 Tyee Drive, Point Roberts, Washington 98281-9602 for $100 per month pursuant to a month-to-month lease. We also utilize office space at the house of Dawn Van Zant, our founder and chairman, free of charge.


Employees


     As of January 17, 2002, we had five employees, of whom three are full-time and two are part-time. We also make extensive use of consultants.


                                Legal proceedings

     With respect to the Company, there are no pending or threatened litigation, claims or assessments (excluding unasserted claims and assessments) as to which we have been engaged or have devoted substantive attention or representation, except the claim by Frederick Shapiro that he was wrongfully terminated for cause as the President and CEO of the Company in breach of his Employment Agreement dated October 1, 2000. Mr. Shapiro claims to be entitled to 200,003 shares of the Company's Common Stock, $243.52 in unreimbursed expenses, $10,000 of accrued vacation pay, $60,000 severance, $4,500 in automobile allowance, and $5,061.24 for medical insurance. The Company believes Mr. Shapiro's claims are without merit and intends to vigorously defend itself in the event Mr. Shapiro commences any legal proceedings.

                                   Management


     (a) Officers and directors: The following table provides information concerning each of our officers and directors and their positions and ages as of January 17, 2002. All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified, or until a director's death, resignation or removal.


Name                          Age         Position
----                          ---         --------

Dawn Van Zant                 42          chairman of the board and
                                          chief executive officer


Robert L. Trow                56          director


Guy McCarter                  44          director


----------


     Dawn Van Zant: Ms. Van Zant, one of our founders, has served as chairman since November 1997. She has also served as our chief executive officer from November 1997 until December 2000 and then again from July 2001 to the present. She is also the president of ECON Investor Relations, Inc., an investor/public relations consulting firm which she co-founded in 1996. From 1993 to 1996, Ms. Van Zant was a self-employed investor/public relations consultant whose clients included public companies listed on NASDAQ, among other exchanges. Ms. Van Zant has over 20 years of experience in the investment industry, including positions as a broker, trader and investor relations/corporate communications adviser.

     Robert L. Trow: Mr. Trow became a director in May 2001. Since September 1999, he has been the chairman and CEO of Seafood USA in Hunarock, Massachusetts. From March 1993 until September 1999, he was a corporate vice-president and president of the mid-atlantic division of UNICCO Service Company in Boston, Massachusetts. In addition, he has served as vice-president of several universities and colleges in Massachusetts, New Jersey and New York. He received a B.A. in history from Hartwick College, an M.S. in counseling psychology from Long Island University and an Ed.D. in administration, planning and social policy from Harvard University.

     Guy McCarter: Mr. McCarter became a director in July 2001. Since July 2000 he has been director of entertainment marketing at OMD USA, a media services company which handles media strategy and execution for the advertising agencies BBDO, DDB and TBWA/Chiat Day. From January 1984 until June 2000, Mr. McCarter worked at BBDO as a programming director where he was responsible for negotiating television sponsorships.


                             Executive compensation


     The following table summarizes the compensation for the fiscal year ended December 31, 2000 and the prior two fiscal years earned by or paid to our chief executive officer during that period. No other executive officer earned over $100,000 per year during those years. We do not have an employment agreement with Ms.Van Zant.

                             Long term compensation

                                     Annual compensation        Awards
                                     -------------------        securities
Name and                                                        underlying
principal position          Year       Salary($)      Bonus     Options(#)/SARS
------------------          ----       ---------      -----     ---------------
Dawn Van Zant               2000         0              0             0
chief executive officer     1999         0              0             0
                            1998         0              0             0


                 Certain relationships and related transactions

     In December 1997, we issued 9,471 shares of our common stock to DCT Creations, a company owned by Dawn Van Zant, our chairman and founder, as repayment of an aggregate of $9,471 of working capital advances it made to us. All of these shares are being registered in this offering.

     From January through March 1998, we issued 80,334 shares of our common stock to AIM Corporate Relations Inc., n/k/a ECON Corporate Relations Inc ("ECON"), a company owned by Dawn Van Zant, as repayment of an aggregate of $80,334 of working capital advances it made to us. All of these shares are being registered in this offering.

     On August 1, 2000, we entered into an exclusive license agreement with Dawn Van Zant for the rights to her original story, "The Armadillo Cowboy Club." Pursuant to the agreement Ms. Van Zant received 200,000 shares of our common stock and she is eligible to receive 200,000 additional shares after the first sales in the product line and a further 500,000 shares after the first $5,000,000 in sales.

     In November 2000, we issued an additional 230,219 shares of our common stock to ECON as repayment of an aggregate of $230,219 of working capital advances it made to us. All of these shares are being registered in this offering.

     In January 2001, we entered into a two-year financial consulting agreement with Ascension Investment Management, LLC ("Ascension") in which Ascension will assist us in raising capital as well as providing a line of credit as interim financing if necessary. Pursuant to the terms of the agreement, we issued to Ascension 1,000,000 shares of our common stock, which resulted in Ascension becoming a holder of greater than 5% of our outstanding shares of common stock.

     Pursuant to our one-year agreement with Mandalay Sports Entertainment, effective April 1, 2001, Mandalay received from Dawn Van Zant shares of our common stock representing a 5% equity interest in Wild Heart.

     On June 21 and July 12, 2001, we granted to each of our outside directors Robert L. Trow and Guy McCarter, respectively, options to purchase 100,000 shares of our common stock at $1.00 per share, which options are exercisable commencing one year from the date of grant.

            Market for common equity and related stockholder matters

     Currently, there is no trading market for our securities and we cannot assure you that any market will develop in the future. In addition, even if a trading market does develop, we cannot assure you that our common stock can be resold either at or near its original offering prices. We intend to arrange to list our common stock on the NASDAQ's Over the Counter Bulletin Board. However, we cannot assure you that we will qualify for such listing.

Holders of Record

     As of February 6, 2002, there were 108 holders of record of our common stock.

Dividends

     Since our inception, we have not declared any dividends on our common stock and, since we currently intend to retain earnings for use in operations and the expansion of our business, we do not anticipate paying any cash dividends in the foreseeable future.

                             Principal shareholders


     The following table contains information regarding ownership of our common stock, which are our only voting securities, as of February 6, 2002 for:


     o    each person who beneficially owns more than 5% of our common stock,

     o    each of our directors and executive officers, and

     o    all of our directors and executive officers as a group.

     Unless otherwise indicated, we believe that the individuals listed below have the sole power to vote and dispose of the number of shares listed opposite their respective names.

                            Shares beneficially owned

                                                                          Percentage of class
                                                                       -------------------------
                                                                       Before           After
Name and Address                    Office           Shares owned      Offering         Offering
----------------                    ------           ------------      --------         --------
Dawn Van Zant                       chairman         1,556,713(1)         26%             17%
5134 Cliff Drive                    and chief
Delta, BC V4M 2C6                   executive
Canada                              officer

Robert L. Trow                      director                 0             0               0
The Esplanade
Suite West 1105
75-83 Cambridge Parkway
Cambridge, MA 02142

Guy McCarter                        director                 0             0               0
214 W. 17th Street
New York, NY 10011

All officers                                         1,556,713            26              17
and directors as
a group (3 people)

J. Peter Lynch                                         360,522(2)          6               4
407 Pound Ridge Rd., Rte. 124
South Salem, NY 10590

Mandalay Sports Entertainment                          283,301             5               3
4751 Wilshire Blvd., Third floor
Los Angeles, CA 90010

Ascension Investment                                 1,085,000             18              0
  Management, LLC
491 Kilvert Street
Suite 200
Warwick, RI  02886

----------

(1) Includes 2 shares held by her minor children, 300,000 shares held in trust for her minor children, 9,471 shares owned by DCT Creations ("DCT"), a company which she controls, and 290,553 shares owned by ECON Investor Relations, Inc. ("ECON"), a company owned by Ms. Van Zant. This amount does not include an aggregate of 700,000 additional shares to which Ms. Van Zant may be entitled pursuant to our license agreement with her for rights to her original "Armadillo Cowboy Club" story. All of the shares owned by DCT and ECON are being registered in this offering.

(2)  Includes 50,000 shares held in trust for his minor daughter.


                            Selling security holders

     The following table sets forth certain information, as of the date of this prospectus, with respect to the selling security holders and their shares of common stock covered by this prospectus.

     The table assumes that all shares which will be registered based on the filing of this prospectus will be sold.

     None of the selling security holders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares of common stock, except that:


     o Ascension Investment Management, LLC acted as a finder in connection with one of our private placements and is performing consulting services for us; H. Robert Bacon and Christopher Cavedon each have a 50% interest in Ascension;


     o DCT Creations and ECON Investor Relations, Inc. are controlled and owned, respectively, by our founder and CEO Dawn Van Zant;

     o Dean M. DeNuccio and Chad Verdi are performing consulting services for us;

     o    Jennifer Randle is our corporate secretary;

     o    Belinda Burke and Valerie Sundahl are our employees; and

     o Hofheimer Gartlir & Gross, LLP is our securities counsel. Their listed shares include 250,000 shares underlying options exercisable at $1.00 per share until February 5, 2007.


------------------------------------------------------------------------------------------------------------------
                                                                                                     Percentage
                                          Shares                                                      of shares
                                       beneficially                            Shares owned             owned
                                          owned             Registered          following             following
     Selling Stockholder            prior to offering         Shares             offering              offering
------------------------------------------------------------------------------------------------------------------
Alexander, Alexander                       50,000               50,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Ascension Investment                    1,085,000            1,085,000                 0                  0
Management, LLC
-------------------------------------------------------------------------------------------------------------------
Bacon, H. Robert                          180,000              180,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Burke, Belinda                             10,000               10,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Campbell, Harriet                          20,000               20,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Carlen, Peter L.                            5,000                5,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Cavedon, Christopher                      180,000              180,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Danyliu, Darcy                              5,000                5,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
DCT Creations                               9,471                9,471                 0                  0
-------------------------------------------------------------------------------------------------------------------
Dellagrotta, Michael C.                    25,000               25,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
DeNuccio, Dean M.                          62,500               50,000            12,500                  *
-------------------------------------------------------------------------------------------------------------------
Dever, Scott M.                            40,000               40,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
ECON Investor Relations,                  290,553              290,553                 0                  0
Inc.
-------------------------------------------------------------------------------------------------------------------
Gulko, Peter                              100,000              100,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Gunas, Susan R.                            50,000               50,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Hofheimer Gartlir & Gross, LLP            300,000              250,000            50,000                  *
-------------------------------------------------------------------------------------------------------------------
Lary, Al                                   10,000               10,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Lee, Erica J.                               5,000                5,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Lee, James J.                               5,000                5,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Lee, Justin J.                              5,000                5,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Naftal, Palmer                             15,000               15,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Pharmacan Healthcare Inc.                   5,000                5,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Randle, Aiden                               5,000                5,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Posner, Robert I.                          45,000               25,000            20,000                  *
-------------------------------------------------------------------------------------------------------------------
Randle, Jennifer                           30,001               20,000            10,001                  *
-------------------------------------------------------------------------------------------------------------------
Readey, Jr., John H.                       60,000               60,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Sibley, Eric J.                             5,000                5,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Sibley, Mary C.                            10,000               10,000                 0                  0
-------------------------------------------------------------------------------------------------------------------
Sundahl, Valerie                           50,001               20,000            30,001                  *
-------------------------------------------------------------------------------------------------------------------
Verdi, Chad                               158,000               83,000            75,000                  *
-------------------------------------------------------------------------------------------------------------------

*Less than one percent.

                            Description of securities

Authorized stock

     Our authorized capital stock consists of 15 million shares of common stock, par value $.001.

Common stock


     As of February 6, 2002, we have 5,803,512 shares of common stock outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

     Holders of common stock are entitled to receive dividends, when and if declared by the board of directors, out of funds legally available for that purpose.


     Holders of common stock are entitled to one vote per share on all matters requiring a vote of shareholders. Since the common stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of common stock voting for the election of directors can elect all of the directors whose terms expire that year, if they choose to do so.

     Holders of common stock do not have preemptive or other rights to subscribe for additional shares.

Transfer agent

     The transfer agent and registrar for our stock is Florida Atlantic Stock Transfer Co., Inc., Tamarac, Florida.

                         Shares eligible for future sale

     The future sale of a substantial number of shares of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for the common stock, if any. In addition, any future sale or perception of a future sale could make it more difficult for us to sell equity, or equity-related, securities in the future at a time and price that we deem appropriate.


     Upon completion of this offering, we will have 9,053,512 shares of common stock outstanding. This amount assumes 250,000 shares are issued upon exercise of the Options. In addition, we have 500,000 shares of common stock reserved for issuance to induce individuals to become outside directors. Of these 500,000 shares, options to purchase an aggregate of 200,000 shares of common stock have been granted. Of the 9,053,512 shares to be outstanding after the offering, the 5,623,024 shares sold to the public in this offering will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Act"), except that any shares purchased by an "affiliate" of us (as defined in the rules and regulations promulgated under the Act) will be subject to the resale limitations of Rule 144 under the Act. The remaining 3,430,488 shares will be "restricted" securities within the meaning of Rule 144 under the Securities Act. Of that amount, 2,920,004 shares will eligible for public sale under Rule 144 90 days after the effectiveness of the registration statement of which this prospectus is a part; 108,333 shares will be eligible for public sale in March 2002; 283,301 shares will be eligible in April 2002; 25,000 shares will be eligible in June 2002; 31,250 shares will be eligible in September 2002; and 31,250 shares will be eligible in December 2002.


     In general, under Rule 144, as currently in effect, a person, or persons whose sales are aggregated, who has beneficially owned restricted shares for at least a year is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

     Although we can't predict the effect, if any, that future sales of restricted securities under Rule 144 will have on the market price of our common stock, we expect that these sales could depress the market price and, consequently, limit our ability to raise additional capital through an offering of our equity securities.

                       Plan of distribution by Wild Heart


     The 3,000,000 shares of common stock that we are offering will be managed by us, without an underwriter, through our officers and directors, in particular Dawn Van Zant and Robert L. Trow, who will receive no sales commissions or other compensation except for reimbursement of expenses actually incurred for such activities. In connection with their efforts, they will rely on the "safe harbor" provisions of Rule 3a4-1 under the Securities and Exchange Act of 1934 (the "1934 Act"). Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 Act for associated persons of an issuer. Our officers and directors will use their best efforts to find purchasers for the shares.

     Because we are offering the shares without the participation of an underwriter, the offering price of the shares being sold by us has not been determined by negotiation with an underwriter, as is customary in most offerings. Such offering price is equal to the price at which we sold shares of our common stock in three private placement offerings. Investors are therefore subject to an increased risk that the price of the shares has been arrived at arbitrarily.


     This offering will commence promptly after the effectiveness of this offering, will be made on a continuous basis, and will expire 120 days after effectiveness unless extended by us, in our sole discretion, for up to an additional 60 days. In order to subscribe to purchase shares of our common stock, subscribers must complete all required information on the attached subscription agreement and send payment for the shares as instructed in the agreement. We reserve the right, in our sole discretion, to reject any subscription in whole or in part for any reason or to allot to any subscriber less than the number of shares of common stock for which a subscription is submitted. Rejected subscriptions shall be promptly refunded without interest. Until such time as their subscriptions have been accepted, prospective purchasers of the offered common stock will be deemed subscribers and not security holders of us.

     Investors should be aware that while this offering is being conducted through our officers and directors, we retain the right to utilize the services of broker/dealers who are members of the National Association of Securities Dealers, Inc. ("NASD"). We reserve the right to pay commissions for sales made by participating broker/dealers in an amount not to exceed 10% of the sales price. Before the involvement of any broker/dealer in the offering, we must obtain a "no objection" position from the NASD for any compensation arrangements. Any broker/dealer that sells securities in this offering may be deemed an underwriter as defined in Section 2(11) of the Securities Act of 1933.


                Plan of distribution by selling security holders

     The 2,623,024 shares registered on behalf of our selling security holders will be offered for sale from time to time at a price of $1.00 per share. The term "selling security holder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling security holder as a gift, pledge, or other non-sale-related transfer. At the present time there is no public trading market for our shares and we cannot assure you that a trading market will ever develop or be sustained in the future. However, the selling security holders may offer the shares for sale in the over-the-counter market, should they become so listed and such a market for our shares develops, through or to securities brokers or dealers that may receive compensation in the form of discounts, concessions or commissions from the selling security holders. In addition, any shares which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than through this prospectus.

     We will not receive any of the proceeds from the sale of our common stock by the selling security holders. However, we may receive up to $250,000 from the issuance of 250,000 shares of common stock upon exercise of the Options. The selling security holders, and any dealers or brokers that participate in the distribution of the shares of common stock, may be deemed to be "underwriters" as that term is defined by the Securities Act, and any profit on the sale of shares of common stock by them, and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act.

     We are paying the costs, expenses and fees of registering the shares offered by the selling security holders, not including any brokerage commissions or similar selling expenses related to the sale of the shares of the common stock. The selling security holders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. We can't assure you that all or any of the shares offered in this prospectus will be sold by the selling security holders.

                                  Legal Matters

     The legality of our common stock has been passed upon on our behalf by Hofheimer, Gartlir & Gross, LLP, 530 Fifth Avenue, New York, New York 10036. The firm and its individual partners own an aggregate of 50,000 shares of our common stock and options to purchase 250,000 shares of common stock at a price of $1.00 per share, exercisable until February 5, 2007.

                                     Experts

     The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Grassi & Co., CPAs, P.C., 200 Madison Avenue, New York, New York 10016, our independent certified public accountants, and have been included in reliance on the reports of such independent accountants given on the authority of such firm as an expert in accounting and auditing.

                         Limited liability of directors


     As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), article seventh of our certificate of incorporation provides that our directors can't be held liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.


     Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, provided that these expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article seventh of our certificate of incorporation requires us to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities - other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding - is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Independent Auditors Report.................................................F-1

Balance Sheet at December 31, 2000..........................................F-2

Statements of Operations for the Years Ended December 31, 1999 and 2000.....F-3

Statement of Stockholders' Equity for the Years Ended
     December 31, 1999 and 2000.............................................F-4

Statements of Cash Flows for the Years Ended December 31, 1999 and 2000.....F-5

Notes to Financial Statements...............................................F-6

Balance Sheet at September 30, 2001 (unaudited)............................F-15

Statements of Operations for the Nine Months Ended September 30, 2001
     and 2000 (unaudited)..................................................F-16

Statements of Stockholders' Deficiency for the Nine Months Ended
     September 30, 2001 and 2000 (unaudited)...............................F-17

Statements of Cash Flows for the Nine Months Ended September 30, 2001
     and 2000 (unaudited)..................................................F-18

Notes to Financial Statements (unaudited)..................................F-19

To the Stockholders
Wild Heart Ranch Inc.




We have audited the accompanying balance sheet of Wild Heart Ranch Inc. as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wild Heart Ranch, Inc. as of December 31, 2000, and the statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States of America.




GRASSI & CO., CPAs, P.C.

/s/ Grassi & Co., CPAs, P.C.

New York, New York
April 12, 2001

                              WILD HEART RANCH INC.
                                  BALANCE SHEET
                              AT DECEMBER 31, 2000


                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                        $195,244
  Accounts receivable - net of allowances for doubtful
    accounts of $1,439                                               12,954
  Inventories                                                        25,859
  Prepaid expenses                                                   15,039
                                                                 ----------
        TOTAL CURRENT ASSETS                                        249,096

PROPERTY AND EQUIPMENT, net                                           4,253

LICENSE FEES, net                                                     7,333
                                                                 ----------
        TOTAL ASSETS                                               $260,682
                                                                 ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                  $ 89,309
  Accrued expenses                                                    41,450
  Due to related party                                                 1,429
                                                                  ----------
        TOTAL LIABILITIES                                            132,188
                                                                  ----------
COMMITMENTS AND CONTINGENCIES (Notes 6, 9 and 10)

STOCKHOLDERS' EQUITY
  Common stock - $0.001 par value; 10,000,000 shares
    authorized; 4,142,689 shares issued and
    outstanding                                                        4,142
  Additional paid-in capital                                       1,806,547
  Accumulated deficit                                             (1,682,195)
                                                                  ----------
        TOTAL STOCKHOLDERS' EQUITY                                   128,494
                                                                  ----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $260,682
                                                                  ==========


The accompanying notes are an integral part of these financial statements.

                              WILD HEART RANCH INC.
                            STATEMENTS OF OPERATIONS

                                                         For the Years Ended
                                                            December 31,
                                                     --------------------------
                                                         1999           2000
                                                     -----------    -----------
NET SALES                                            $   149,355    $   143,177
                                                     -----------    -----------
COST OF SALES
  Inventories - beginning                                199,463        169,439
  Purchases                                               48,765           --
                                                     -----------    -----------
     COST OF GOODS AVAILABLE FOR SALE                    248,228        169,439

  Less: Inventories - ending                             169,439         25,859
                                                     -----------    -----------
     TOTAL COST OF SALES                                  78,789        143,580
                                                     -----------    -----------
     GROSS PROFIT (LOSS)                                  70,566           (403)
                                                     -----------    -----------
OPERATING EXPENSES
  Shipping expense                                        20,810         20,722
  Selling, general and administrative                    374,737        495,725
  Research and development expenses                         --          105,351
  Compensatory element of stock issuances for
    selling, general and administrative
    expenses                                             138,000         83,333
                                                     -----------    -----------
      TOTAL OPERATING EXPENSES                           533,547        705,131
                                                     -----------    -----------
LOSS FROM OPERATIONS                                    (462,981)      (705,534)
                                                     -----------    -----------
OTHER INCOME (EXPENSES)
  Interest expense                                        (3,169)          --
  Interest income                                             54           --
  Loss on disposal of property                              --           (1,719)
  Miscellaneous income                                     1,582          1,390
                                                     -----------    -----------
     TOTAL OTHER EXPENSES                                 (1,533)          (329)
                                                     -----------    -----------
LOSS BEFORE PROVISION FOR INCOME TAXES                  (464,514)      (705,863)

PROVISION FOR INCOME TAXES                                  --             --
                                                     -----------    -----------
     NET LOSS                                        $  (464,514)   $  (705,863)
                                                     ===========    ===========

BASIC AND DILUTED LOSS PER SHARE                     $     (0.14)   $     (0.17)
                                                     ===========    ===========
WEIGHTED AVERAGE COMMON SHARES USED IN BASIC
   AND DILUTED LOSS PER SHARE                          3,219,137      4,061,022
                                                     ===========    ===========


The accompanying notes are an integral part of these financial statements.

                              WILD HEART RANCH INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                                                 Common Stock         Paid-in
                                                           -----------------------    Capital
                                                             Shares       Amount     Par Value
                                                           ----------   ----------   ----------
Period Ended December 31, 1999:

Balance - December 31, 1998, as restated                    3,131,137   $    3,131   $  748,006
Contributed officer's compensation                               --           --        120,000
Shares issued for services at $1.00 per share                 138,000          138      137,862
Net loss                                                         --           --           --
                                                           ----------   ----------   ----------
Balance - December 31, 1999                                 3,269,137        3,269    1,005,868

Period Ended December 31, 2000:

Contributed officer's compensation                               --           --        120,000
Shares issued for cash at $1.00 per share                     360,000          360      359,640
Shares issued for employment services at $1.00 per share       83,333           83       83,250
Shares issued for debt conversion at $1.00 per share          230,219          230      229,989
Shares issued for license agreement                           200,000          200        7,800
Net loss                                                         --           --           --
                                                           ----------   ----------   ----------
Balance - December 31, 2000                                 4,142,689   $    4,142   $1,806,547
                                                           ==========   ==========   ==========

                                                           Accumulated
                                                             Deficit         Total
                                                           -----------    -----------
Period Ended December 31, 1999:

Balance - December 31, 1998, as restated                   $  (511,818)   $   239,319
Contributed officer's compensation                                --          120,000
Shares issued for services at $1.00 per share                     --          138,000
Net loss                                                      (464,514)      (464,514)
                                                           -----------    -----------
Balance - December 31, 1999                                   (976,332)        32,805

Period Ended December 31, 2000:

Contributed officer's compensation                                --          120,000
Shares issued for cash at $1.00 per share                         --          360,000
Shares issued for employment services at $1.00 per share          --           83,333
Shares issued for debt conversion at $1.00 per share              --          230,219
Shares issued for license agreement                               --            8,000
Net loss                                                      (705,863)      (705,863)
                                                           -----------    -----------
Balance - December 31, 2000                                $(1,682,195)   $   128,494
                                                           ===========    ===========


The accompanying notes are an integral part of these financial statements.

                              WILD HEART RANCH INC.
                            STATEMENTS OF CASH FLOWS

                                                           For the Years Ended
                                                               December 31,
                                                         -----------------------
                                                            1999         2000
                                                         ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES

  Net loss                                               $(464,514)   $(705,863)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Compensatory element of stock issuances pursuant
        to consulting and employment agreement             138,000       83,333
      Contributed officer's compensation                   120,000      120,000
      Depreciation and amortization of property, plant
        and equipment                                        2,115          376
      Amortization of intangible assets                       --            667
      Loss on disposal of property                            --          1,719
      Research and development expense                        --           --

      Cash (used in) provided by the change in:
        Accounts receivable, net                           (10,703)      31,943
        Inventories                                         26,721      143,580
        Other current assets                                (4,868)     (10,171)
        Accounts payable                                    10,205       46,330
        Accrued expenses                                    14,880       26,570
                                                         ---------    ---------
         NET CASH USED IN OPERATING ACTIVITIES            (168,164)    (261,516)
                                                         ---------    ---------
CASH USED IN INVESTING ACTIVITIES
  Purchases of property and equipment                         --         (4,119)
                                                         ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Advances from related party                              151,302      132,615
  Repayments to related party                                 --        (44,596)
  Proceeds from issuance of common stock                      --        360,000
                                                         ---------    ---------
         NET CASH PROVIDED BY FINANCING ACTIVITIES         151,302      448,019
                                                         ---------    ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS       (16,862)     182,384

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR               29,722       12,860
                                                         ---------    ---------
CASH AND CASH EQUIVALENTS - END OF YEAR                  $  12,860    $ 195,244
                                                         =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION:

  Cash paid for interest                                 $   3,169    $    --
                                                         =========    =========
  Cash paid for income taxes                             $    --      $    --
                                                         =========    =========


NON-CASH INVESTING AND FINANCING ACTIVITIES:

  Contributed officer's compensation                     $ 120,000    $ 120,000
                                                         =========    =========
  Issuance of common stock for services                  $ 138,000    $  83,333
                                                         =========    =========
  Issuance of common stock for debt conversion           $    --      $ 230,219
                                                         =========    =========
  Issuance of common stock for license agreement         $    --      $   8,000
                                                         =========    =========


The accompanying notes are an integral part of these financial statements.

                              WILD HEART RANCH INC.
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - BUSINESS ACTIVITY

Wild Heart Ranch, Inc. (the "Company") was incorporated under the laws of Delaware in November 1997. The Company is a publishing and toy company that designs, manufactures and markets products that are content driven. The Company creates original content that creates a venue for merchandising products including toys, books, posters, television and movies. The Company's focus is on introducing high quality content and products with meaning and purpose.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost (determined on the first-in, first-out basis) or market.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful life of five years.

License Fees

Licensing fees valued at the transferor's historical cost basis are being amortized on a straight-line basis over five years.

                              WILD HEART RANCH INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-lived Assets

In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," at each balance sheet date, the Company evaluates the propriety of the carrying amount of its long-lived assets. In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation of impairment were required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. The Company recorded no such write-downs during any of the periods presented.

Fair Value of Financial Instruments

The financial statements include various estimated fair value information at December 31, 1999 and 2000 as required by Statement of Financial Accounting Standards 107, "Disclosures about Fair Value of Financial Instruments." Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents: The carrying amount approximates fair value because of the short-term maturity of those instruments.

Receivables: The carrying amounts approximate fair value because of the short-term maturity of those instruments.

All of the Company's financial instruments are held for purposes other than trading.

                              WILD HEART RANCH INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company was not required to provide for a provision for income taxes for the years ended December 31, 1999 and 2000, as a result of net operating losses incurred during those years.

As of December 31, 2000, the Company had available approximately $1,276,000 of net operating losses ("NOL") for income tax purposes that may be carried forward to offset future taxable income, if any. The NOL carryforwards from December 31, 1999 and 2000 expire in various years from 2012 through 2019.

At December 31, 2000, the Company has a deferred tax asset of approximately $510,000, representing the benefits of its net operating loss for tax purposes. The Company's deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain. The difference between the statutory tax rate of 34% and the Company's effective tax rate (0%) is due to the increase in the valuation allowance of $240,000 (2000) and $152,000
(1999). The Company's ability to utilize its carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

Revenue Recognition

Revenue from product sale is recognized at the time of shipment to the customer.

Advertising Costs

Advertising and promotion costs are expensed as incurred. For the years ended December 31, 1999 and 2000, advertising expenses amounted to $24,997 and $24,560, respectively.

Research and Development

Research and development expenditures are charged to expense as incurred.

                              WILD HEART RANCH INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Per Share

During 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which changed certain requirements for computing and disclosing earnings per share, retroactive for all periods presented. Adoption of this Statement had no effect on the accompanying financial statements.

Basic net loss per common stock has been computed based on the weighted average number of shares of common stock outstanding during the periods presented. The Company has potential dilutive securities related to its license agreement (Note
9), its employment agreement with its Chief Executive Officer (Note 9) and a financial consulting agreement (Note 10).

Stock-Based Compensation

The Company follows Statement of Financial Accounting Standards No. 123 (SFAS
123), "Accounting for Stock-Based Compensation." SFAS 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the fair value based method of accounting, as defined in this statement, and the intrinsic value based method of accounting, as prescribed by Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees." The Company has elected to continue to follow the accounting guidance provided by APB 25, as permitted. Under the provisions of APB 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock.

                              WILD HEART RANCH INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments -- Deferral of the Effective Date of SFAS 133" and in June 2000, the FASB issued SFAS 138, "Accounting for Certain Derivative Instruments" -- an amendment of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." As a result of SFAS No. 137, SFAS No. 133 and SFAS No. 138 will be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of this standard will have a material impact on its financial position and results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin 101, Revenue Recognition ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance on disclosure related to revenue recognition policies. The Company believes that it currently complies with SAB 101.

In March 2000, the FASB's Emerging Issues Task Force issued EITF No. 00-20,"Accounting for Costs Incurred to Acquire or Originate Information for Database Content and Other Collections of Information." It established guidance for the reporting of website development costs and is effective for costs incurred for fiscal quarters beginning after June 30, 2000. This EITF results in capitalizing some of the costs incurred in developing a website and expensing others. The Company has expensed costs of planning, developing and maintaining the website in accordance with this EITF.

                              WILD HEART RANCH INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 3 - INVENTORIES

The Company does not own or operate any manufacturing facilities. The Company purchases its finished products from independent manufacturers.

Inventories at December 31, 1999 and 2000 consisted of the following:

                                                            1999         2000
                                                         ---------    ---------
                  Finished goods                         $ 169,439    $  25,859
                                                         =========    =========

NOTE 4 - PROPERTY AND EQUIPMENT - NET

Property and equipment consisted of the followings:

                                                            1999         2000
                                                         ---------    ---------
                  Cost:
                     Furniture and fixtures              $   2,131    $   2,135
                     Computers                               2,109        2,834
                                                         ---------    ---------
                                                             4,240        4,969
                  Less:
                     Accumulated Depreciation               (2,010)        (716)
                                                         ---------    ---------
                                                         $   2,230    $   4,253
                                                         =========    =========


Depreciation of property and equipment for the years ended December 31, 1999 and 2000 amounted to $2,115 and $376, respectively.

NOTE 5 - LICENSE FEES - NET

License fees, at December 31, 2000, related to the acquisition of an original story, consists of the following: (Note 6)


                  License fee                                            $8,000
                  Less: Accumulated amortization                           (667)
                                                                       --------
                                                                         $7,333
                                                                       ========

Amortization of licensing fee amounted to $667 for the year ended December 31, 2000. There was no amortization expense for the year ended December 31, 1999.

                              WILD HEART RANCH INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 6 - STOCKHOLDERS' EQUITY

Common Stock Transactions

- December 31, 1999:

During 1999, the Company issued 138,000 shares of common stock as consideration for consulting services through December 31, 1999. Shares issued under the agreement were valued at $138,000.

- December 31, 2000:

In November 2000, the Company entered into a second private placement agreement, seeking to raise $1,000,000 from the sale of 1,000,000 shares of its "restricted" common stock priced at $1.00 per share. The Company made the offering only to "accredited investors." The Company offered the common stock in reliance on the exemption from registration provided by Section 4(2) and 4(6) of the Securities Act of 1933, and rule 506 of Regulation D promulgated thereunder. The offering expired on December 31, 2000 with $360,000 raised.

During 2000, the Company recorded 83,333 shares of common stock which vested on December 31, 2000 under an employment agreement with its Chief Executive Officer (Note 9). The common stock valued at $83,333 was charged to operations in 2000.

During 2000, a related party converted $230,219 of debt due from the Company into 230,219 shares of common stock (Note 8).

During August 2000, the Company issued 200,000 shares of common stock to Dawn Van Zant for the rights to her original story, valued at the transferors' historical cost of $8,000, in accordance with the license agreement (Note 9), and such amount was capitalized as license fee on the accompanying balance sheet (Note 5).

During 2000, Dawn Van Zant, an officer of the Company, contributed services to the Company. The fair market value for these services, totalling $120,000 per annum, was derived from other comparable positions within the Company. Accordingly, the cost of the services has been charged to operations and additional paid-in capital has been increased.

                              WILD HEART RANCH INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 7 - RESTATEMENT OF ACCUMULATED DEFICIT

Based on information developed as a result of the current period's inquiry into the accounting for certain accounts, the Company has determined that a restatement of the December 31, 1998 financial statements is appropriate to correct accounting errors in prior years as follows:

                                         As Previously
                                            Stated      As Restated   Adjustment
                                           ---------    -----------   ---------
Property and equipment - net               $  39,484     $   4,344    $ (35,140)
Common stock                                   3,081         3,131          (50)
Additional paid-in capital                   578,056       748,006     (169,950)
                                                                      ---------
Net adjustment from restatement             (205,140)

Accumulated deficit, as previously
  stated                                                               (306,678)
                                                                      ---------
Accumulated deficit, as restated                                      $(511,818)
                                                                      =========

NOTE 8 - RELATED PARTY TRANSACTIONS

Due to related party, at December 31, 2000, amounted to $1,429 and consists of non-interest bearing short-term advances made to the Company from Econ Investor Relations ("Econ"), a company which is majority-owned by the same majority stockholder of the Company. During 2000, Econ converted $230,219 of advances into 230,219 shares of common stock.

The Company occupies rent-free office space at the home of Ms. Van Zant.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Concentrations of Credit Risk

At December 31, 2000, two customers accounted for approximately 38% of the accounts receivable balance. For the year ended December 31, 2000, one customer accounted for approximately 14% of the sales in excess of 10%.

At December 31, 1999, two customers accounted for approximately 35% of the accounts receivable balance. For the year ended December 31, 1999, one customer accounted for approximately 12% of the sales in excess of 10%.

                              WILD HEART RANCH INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 9 - COMMITMENTS AND CONTINGENCIES (Continued)

License Agreement

During August 2000, the Company entered into an exclusive license agreement with the Company's former CEO and founder for the rights to her original story, "The Armadillo Cowboy Club." The agreement provides for her to receive shares of the Company's common stock according to the following milestones: 200,000 shares upon the signing of the agreement, 200,000 shares after the first sales in the product line and 500,000 shares after the first $5,000,000 in sales. Accordingly, only 200,000 shares have been issued upon signing of the license agreement.

Employment Agreement

During October 2000, the Company entered into a three-year employment agreement with its new Chief Executive Officer. The agreement provides for an annual base salary of $120,000, and an aggregate of 1,000,000 shares of the Company's common stock to vest and be issued in equal quarterly installments at the end of each calendar quarter during the term, except for the quarter ending December 31, 2000, in respect of which the Company shall issue to Employee, and Employee shall be vested in, 83,333 shares immediately upon the execution of this Employment Agreement; 150,000 shares of common stock upon the Company's first sale of products based upon the "Armadillo Cowboy Club" product line; and 250,000 shares of common stock after the Company shall generate $5,000,000 of sales from such product line. As of December 31, 2000, 83,333 shares of common stock were earned and have been vested under this agreement.

NOTE 10 - SUBSEQUENT EVENTS

During January 2001, the Company entered into a two-year financial consulting agreement with a consulting company to provide financial and investment services. The agreement requires the Company to issue 1,000,000 shares of the Company's common stock to the consulting company upon the completion of the Company's first private placement.

                              WILD HEART RANCH INC.

                                  BALANCE SHEET
                                   (UNAUDITED)

                              AT SEPTEMBER 30, 2001

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                         $     3,198
  Accounts receivable - net of allowances for doubtful
     accounts of $1,439                                                   5,115
  Inventories                                                            20,236
  Prepaid expenses                                                       20,816
                                                                    -----------

       TOTAL CURRENT ASSETS                                              49,365

PROPERTY AND EQUIPMENT, net                                               8,681

LICENSE FEES, net                                                         6,133
                                                                    -----------

       TOTAL ASSETS                                                 $    64,179
                                                                    ===========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable                                                  $    62,133
  Accrued expenses                                                      113,880
  Due to related party                                                    1,550
                                                                    -----------

       TOTAL LIABILITIES                                                177,563
                                                                    -----------

COMMITMENTS AND CONTINGENCIES (Notes 8, 9 and 10)

STOCKHOLDERS' DEFICIENCY:
  Common stock - $0.001 par value; 10,000,000 shares
     Authorized; 5,780,605 shares issued and outstanding                  5,779
  Additional paid-in capital                                          3,816,826
  Unearned consulting fee                                              (752,000)
  Accumulated deficit                                                (3,183,989)
                                                                    -----------

       TOTAL STOCKHOLDERS' DEFICIENCY                                  (113,384)
                                                                    -----------

       TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY               $    64,179
                                                                    ===========


See accompanying notes to unaudited financial statements.

                              WILD HEART RANCH INC.

                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                                                              2001           2000
                                                          -----------    -----------
NET SALES                                                 $    24,234    $   103,515
                                                          -----------    -----------

COST OF SALES
   Inventories - beginning                                     25,859        169,439
   Purchases                                                     --             --
                                                          -----------    -----------

        COST OF GOODS AVAILABLE FOR SALE                       25,859        169,439

   Less: Inventories - ending                                  20,236         94,520
                                                          -----------    -----------

        TOTAL COST OF SALES                                     5,623         74,919
                                                          -----------    -----------

        GROSS PROFIT                                           18,611         28,596
                                                          -----------    -----------

OPERATING EXPENSES
   Shipping expense                                             6,082         14,356
   Selling, general and administrative                        717,981        279,052
   Research and development expenses                           18,902           --
   Compensatory element of stock issuances for selling,
      general and administrative expenses                     779,916           --
                                                          -----------    -----------

        TOTAL OPERATING EXPENSES                            1,522,881        293,408
                                                          -----------    -----------

LOSS FROM OPERATIONS                                       (1,504,270)      (264,812)
                                                          -----------    -----------

OTHER INCOME (EXPENSES)
   Interest income                                              1,022           --
   Miscellaneous income                                         1,606            460
   Bad debt expense                                              (152)        (1,079)
                                                          -----------    -----------

        TOTAL OTHER INCOME (EXPENSES)                           2,476           (619)
                                                          -----------    -----------

LOSS BEFORE PROVISION FOR INCOME TAXES                     (1,501,794)      (265,431)
                                                          -----------    -----------

PROVISION FOR INCOME TAXES                                       --             --
                                                          -----------    -----------

        NET LOSS                                          $(1,501,794)   $  (265,431)
                                                          ===========    ===========

BASIC AND DILUTED LOSS PER SHARE                          $     (0.28)   $     (0.08)
                                                          ===========    ===========

WEIGHTED AVERAGE COMMON SHARES USED IN BASIC AND
   DILUTED LOSS PER SHARE                                   5,318,661      3,219,137
                                                          ===========    ===========

See accompanying notes to unaudited financial statements.

                              WILD HEART RANCH INC.

                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                                   (UNAUDITED)

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000


                                                                           Common Stock                   Paid-in
                                                                   -----------------------------          Capital
                                                                     Shares             Amount           Par Value
                                                                   ----------         ----------         ----------
Period Ended September 30, 2000:

Balance - December 31, 1999                                         3,269,137         $    3,269         $1,005,868
Contributed officer's compensation                                       --                 --               90,000
Shares issued for License Agreement                                   200,000                200              7,800
Net loss                                                                 --                 --                 --
                                                                   ----------         ----------         ----------

Balance - September 30, 2000                                        3,469,137         $    3,469         $1,103,668
                                                                   ==========         ==========         ==========

Period Ended September 30, 2001:

Balance - December 31, 2000                                         4,142,689         $    4,142         $1,806,547
Contributed officer's compensation                                       --                 --               90,000
Contributed capital relating to Mandalay Agreement                       --                 --              284,000
Shares issued for cash at $1.00 per share                             390,000                390            389,610
Shares issued for employment services at $1.00 per share              166,666                166            166,500
Shares issued for consulting services at $1.00 per share               75,000                 75             74,925
Shares issued for consulting services at $1.00 per share            1,000,000              1,000            999,000
Shares issued for consulting services at $1.00 per share                6,250                  6              6,244
Unearned consulting fee                                                  --                 --                 --
Amortization of unearned consulting fee                                  --                 --                 --
Net loss                                                                 --                 --                 --
                                                                   ----------         ----------         ----------

Balance - September 30, 2001                                        5,780,605         $    5,779         $3,816,826
                                                                   ==========         ==========         ==========

                                                                      Unearned        Accumulated
                                                                   Consulting Fee       Deficit             Total
                                                                    -----------       -----------        -----------
Period Ended September 30, 2000:

Balance - December 31, 1999                                         $      --         $  (976,332)       $    32,805
Contributed officer's compensation                                         --                --               90,000
Shares issued for License Agreement                                        --                --                8,000
Net loss                                                                   --            (265,431)          (265,431)
                                                                    -----------       -----------        -----------

Balance - September 30, 2000                                        $      --         $(1,241,763)       $  (134,626)
                                                                    ===========       ===========        ===========


Period Ended September 30, 2001:

Balance - December 31, 2000                                         $      --         $(1,682,195)       $   128,494

Contributed officer's compensation                                         --                --               90,000
Contributed capital relating to Mandalay
  Agreement                                                                --                --              284,000
Shares issued for cash at $1.00 per share                                  --                --              390,000
Shares issued for employment services at $1.00 per share                   --                --              166,666
Shares issued for consulting services at $1.00 per share                   --                --               75,000
Shares issued for consulting services at $1.00 per share                   --                --            1,000,000
Shares issued for consulting services at $1.00 per share                   --                --                6,250
Unearned consulting fees                                             (1,284,000)             --           (1,284,000)
Amortization of unearned consulting fees                                532,000              --              532,000
Net loss                                                                   --          (1,501,794)        (1,501,794)
                                                                    -----------       -----------        -----------

Balance - September 30, 2001                                        $  (752,000)      $(3,183,989)       $  (113,384)
                                                                    ===========       ===========        ===========

See accompanying notes to unaudited financial statements.

                              WILD HEART RANCH INC.

                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000


                                                                                     2001           2000
                                                                                 -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                      $(1,501,794)   $  (265,431)
   Adjustments to reconcile net loss to net cash used in operating activities:
       Contributed officer's compensation                                             90,000         90,000
       Compensatory element of stock issuances pursuant to consulting and
         employment agreement                                                        779,916           --
       Depreciation                                                                    1,658            636
       Amortization of intangible assets                                               1,200            267

   Cash (used in) provided by the change in:
     Accounts receivable, net                                                          7,839          4,393
     Inventories                                                                       5,623         74,919
     Prepaid expenses                                                                 (5,777)         2,222
     Accounts payable                                                                (27,176)       (10,446)
     Accrued expenses                                                                 72,430         11,250
                                                                                 -----------    -----------

       NET CASH USED IN OPERATING ACTIVITIES                                        (576,081)       (92,190)
                                                                                 -----------    -----------

CASH USED IN INVESTING ACTIVITIES
   Purchases of property and equipment                                                (6,086)          --
                                                                                 -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Advances from related party                                                           121         83,520
   Proceeds from issuance of common stock                                            390,000           --
                                                                                 -----------    -----------

       NET CASH PROVIDED BY FINANCING ACTIVITIES                                     390,121         83,520
                                                                                 -----------    -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                           (192,046)        (8,670)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                      195,244         12,860
                                                                                 -----------    -----------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                        $     3,198    $     4,190
                                                                                 ===========    ===========

SUPPLEMENTAL CASH FLOW INFORMATION:

   Cash paid for interest                                                        $      --      $      --
                                                                                 ===========    ===========

   Cash paid for income taxes                                                    $      --      $      --
                                                                                 ===========    ===========

NON-CASH INVESTING AND FINANCING ACTIVITIES:

   Contributed officer's compensation                                            $    90,000    $    90,000
                                                                                 ===========    ===========

   Issuance of common stock for services                                         $ 1,254,166    $      --
                                                                                 ===========    ===========

   Contributed capital relating to Mandalay Agreement                            $   284,000    $      --
                                                                                 ===========    ===========

See accompanying notes to unaudited financial statements.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION

         The accompanying financial statements are unaudited. These statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments, consisting of only normal and recurring adjustments necessary to state fairly the financial position and results of operations as of and for the periods indicated. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with the Company's financial statements and notes thereto for the year ended December 31, 2000, included in the Company's Form SB-2 as filed with the Securities and Exchange Commission.

NOTE 2 - BUSINESS

         Wild Heart Ranch Inc. (the "Company") was incorporated under the laws of Delaware in November 1997. The Company is a publishing and toy company that designs, manufactures and markets products that are content driven. The Company creates original content that creates a venue for merchandising products including toys, books, posters, television and movies. The Company's focus is on introducing high quality content and products with meaning and purpose.

NOTE 3 - GOING CONCERN UNCERTAINTY

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial net losses during the nine-month period ended September 30, 2001 of $1,501,794 and, as of that date, had a working capital deficit of $128,198. For the year ended December 31, 2000, the net loss was $705,863. As of September 30, 2001, the Company is reflecting a net worth deficiency of $113,384.

         These conditions raise substantial doubt about the Company's ability to continue as a going concern. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 3 - GOING CONCERN UNCERTAINTY (Continued)

         During 2001, the Company entered into an agreement with an investment banking and consulting firm to provide the Company with financial, management and marketing assistance and guidance. This firm agreed to act as a private investment banker and raise capital for the Company. Through September 30, 2001, this firm's efforts have resulted in the sale of the Company's securities for net proceeds of $390,000. As payment for these services, the Company issued 1,000,000 of its common shares to this firm. Management also agreed to pay this firm its standard fee for any acquisition by the Company, as well as a commission on the sale of the Company's equity securities.

         Management believes that this firm will be able to raise additional equity funding, which will provide for the marketing and sale of its product line. The Company believes that these actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Cash and Cash Equivalents

         The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

         Use of Estimates

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Inventories

         Inventories are stated at the lower of cost (determined by the first-in, first-out basis) or market.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Property and Equipment

         Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful life of five years.

         License Fees

         Licensing fees are being amortized on a straight-line basis over five years.

         Impairment of Long-lived Assets

         In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," at each balance sheet date, the Company evaluates the propriety of the carrying amount of its long-lived assets. In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation of impairment were required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. The Company recorded no such write-downs during any of the periods presented.

         Fair Value of Financial Instruments

         The financial statements include various estimated fair value information at September 30, 2001 and 2000 as required by Statement of Financial Accounting Standards 107, "Disclosures about Fair Value of Financial Instruments." Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Cash Equivalents: The carrying amount approximates fair value because of the short-term maturity of those instruments.

         Receivables: The carrying amounts approximate fair value because of the short-term maturity of those instruments.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Fair Value of Financial Instruments (Continued)

         All of the Company's financial instruments are held for purposes other than trading.

         Income Taxes

         The Company was not required to provide for a provision for income taxes for the nine months ended September 30, 2001 and 2000, as a result of net operating losses incurred during those periods.

         As of September 30, 2001, the Company had available approximately $2,694,000 of net operating losses ("NOL") available for income tax purposes that may be carried forward to offset future taxable income, if any. The NOL carryforwards from September 30, 2001 and 2000 expire in various years from 2012 through 2021.

         At September 30, 2001, the Company has a deferred tax asset of approximately $1,077,600, representing the benefits of its net operating loss carryforwards and certain stock-based compensation. The Company's deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain. The difference between the statutory tax rate of 40% and the Company's effective tax rate (0%) is due to the increase in the valuation allowance of $567,600. The Company's ability to utilize its carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

         Revenue Recognition

         Revenue from product sale is recognized at the time of shipment to the customer.

         Advertising Costs

         Advertising and promotion costs are expensed as incurred. For the nine months ended September 30, 2001 and 2000, advertising expenses amounted to $9,701 and $10,019, respectively.

         Research and Development

         Research and development expenditures are charged to expense as incurred.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Loss Per Share

         During 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which changed certain requirements for computing and disclosing earnings per share, retroactive for all periods presented. Adoption of this statement had no effect on the accompanying financial statements.

         Basic net loss per common stock has been computed based on the weighted average number of shares of common stock outstanding during the periods presented. The Company has potential dilutive securities related to its license agreement, employment agreement with its Chief Executive Officer and a financial consulting agreement (Note 9).

         Stock-Based Compensation

         The Company follows Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." SFAS 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the fair value based method of accounting, as defined in this statement, and the intrinsic value based method of accounting, as prescribed by Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." The Company has elected to continue to follow the accounting guidance provided by APB 25, as permitted. Under the provisions of APB 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock.

         Impact of Recently Issued Accounting Standards

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt SFAS No. 133 for the year ending December 31, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on the financial condition or results of operations.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Impact of Recently Issued Accounting Standards (Continued)

         On December 3, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition principles comply with SAB 101.

         In March 2000, the FASB's Emerging Issues Task force issued EITF No. 00-20, "Accounting for Costs Incurred to Acquire or Originate Information for Database Content and Other Collections of Information." It established guidance for the reporting of website development costs and is effective for costs incurred for fiscal quarters beginning after June 30, 2000. This EITF results in capitalizing some of the costs incurred in developing a website and expensing others. The Company has expensed costs of planning, developing and maintaining the website in accordance with this EITF.

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," which supercedes Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In addition, SFAS 141 establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written-off immediately as an extraordinary gain. The provisions of SFAS 141 have been adopted as of July 1, 2001. The adoption of SFAS 141 has not changed the method of accounting used in previous business combinations, initiated prior to July 1, 2001.

         In July 2001, the FASB also issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. Certain provisions shall also be applied to acquisitions initiated subsequent to June 30, 2001. SFAS 142 supercedes APB Opinion No. 17, "Intangible Assets," and requires, among other things, the discontinuance of amortization related to goodwill and indefinite lived intangible assets. These assets will then be subject to an impairment test at least annually. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles and reclassification of certain intangibles out of previously reported goodwill.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Impact of Recently Issued Accounting Standards (Continued)

         The Company will adopt SFAS 142 effective January 1, 2002. In addition, the Company will be required to measure goodwill for impairment as part of the transition provisions. The Company is required to complete transition impairment tests no later than December 31, 2002. Any impairment resulting from these transition tests will be recorded as of January 1, 2002 and will be recognized as the cumulative effect of a change in accounting principle. The Company will not be able to determine if an impairment will be required until completion of such impairment tests.

         In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and certain provisions of APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 requires that long-lived assets to be disposed of by sale, including discontinued operations, be measured at the lower of carrying amount or fair value, less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also broadens the reporting requirements of discontinued operations to include all components of an entity that have operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. Management is evaluating the effect of this statement on the Company's results of operations and financial position.

NOTE 5 - INVENTORIES

         The Company does not own or operate any manufacturing facilities. The Company purchases its finished products from independent manufacturers.

          Inventories at September 30, 2001 consisted of finished goods totalling $20,236.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 6 - PROPERTY AND EQUIPMENT - NET

         Property and equipment consisted of the following:


                                                             2001
                                                           --------
               Cost:
                  Furniture and fixtures                   $  8,221
                  Computers                                   2,834
                                                           --------
                                                             11,055
                  Less: Accumulated depreciation             (2,374)
                                                           --------

                                                           $  8,681
                                                           ========

         Depreciation of property and equipment for the nine months ended September 30, 2001 and 2000 amounted to $1,658 and $636, respectively.

NOTE 7 - LICENSE FEES - NET

         License fees, at September 30, 2001, related to the contribution by the Company's founder of an original story, consisted of the following:
         (Note 8)


               License fee                                 $ 8,000
               Less: Accumulated amortization               (1,867)
                                                           -------

                                                           $ 6,133
                                                           =======

         Amortization of licensing fee amounted to $1,200 and $667 for the nine months ended September 30, 2001 and 2000, respectively.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 8 - STOCKHOLDERS' EQUITY

         Common Stock Transactions

         During the nine months ended September 30, 2001, Dawn Van Zant, principal stockholder and founder of the Company, contributed her services, valued at $90,000. The value of such service was derived from other comparable positions within the Company. Accordingly, the cost of such services has been charged to operations and additional paid-in capital had been increased.

         During the nine months ended September 30, 2001, Dawn Van Zant, a principal stockholder and founder of the Company, transferred a portion of her shares to Mandalay Sports Entertainment in accordance with the terms of the consulting agreement. Accordingly, additional paid-in capital has been increased by the value of the shares transferred at $1.00 per share of approximately $284,000.

         During the nine months ended September 30, 2001, the Company sold 390,000 shares of its restricted common stock priced at $1.00 per share for $390,000.

         During the nine months ended September 30, 2001, the Company recorded 166,666 shares of common stock, which vested on June 30, 2001 under an employment agreement with its then Chief Executive Officer (Note 9). The common stock valued at $166,666 was charged to operations for the six-month period ended June 30, 2001. At July 24, 2001, the Company terminated the employee for cause pursuant to the employment agreement.

         During the nine months ended September 30, 2001, the Company recorded 75,000 shares of common stock under a consulting agreement (Note 9). The common stock valued at $75,000 was charged to operations for the nine-month period ended September 30, 2001.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

         Common Stock Transactions (Continued)

         During the nine months ended September 30, 2001, the Company recorded 1,000,000 shares of common stock under a two-year financial consulting agreement (Note 9). The common stock was valued at $1,000,000 and $390,000 was charged to operations for the nine-month period ended September 30, 2001, in proportion to the capital raised for the period.

         In September 2001, the Company entered into a one-year financial consulting agreement with a professional to provide legal, financial and accounting consulting services. In consideration for these services, the consultant will receive 25,000 shares of the Company's common stock valued at $1.00 per share (Note 9). Consulting expense of $6,250 was charged to operations for the nine-month period ended September 30, 2001.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

         Concentrations of Credit Risk

         At September 30, 2001, two customers accounted for approximately 45% of the accounts receivable balance. For the nine months ended September 30, 2001 and 2000, one customer accounted for approximately 26% and two customers accounted for approximately 31% of the sales, respectively.

         License Agreement

         During August 2000, the Company entered into an exclusive license agreement with the Company's former CEO and founder for the rights to her original story, "The Armadillo Cowboy Club." The agreement provides for her to receive shares of the Company's common stock according to the following milestones: 200,000 shares upon the signing of the agreement, 200,000 shares after the first sales in the product line and 500,000 shares after the first $5,000,000 in sales. As of September 30, 2001, 200,000 shares have been issued upon signing of the license agreement.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 9 - COMMITMENTS AND CONTINGENCIES (Continued)

         Employment Agreement

         During October 2000, the Company entered into a three-year employment agreement with its former Chief Executive Officer. The agreement provided for an annual base salary of $120,000, and an aggregate of 1,000,000 shares of the Company's common stock to vest and be issued in equal quarterly installments of 83,333 shares immediately upon the execution of this Employment Agreement. As of September 30, 2001, 249,999 shares of common stock were earned and have been vested under this agreement. In July 2001, the Company terminated its employment agreement with this Chief Executive Officer, who has earned a total of 249,999 shares of common stock under the agreement.

         Consulting Agreements

         During 2001, the Company entered into a one-year agreement with an unrelated consulting company. The consultant will receive $2,500 per month, plus 100,000 shares of the Company's restricted common stock in equal quarterly installments of 25,000 shares. As of September 30, 2001, 75,000 shares of common stock were earned and have been charged to operations under this agreement, valued at $1.00 per share.

         During January 2001, the Company entered into a two-year financial consulting agreement with a consulting company to provide financial and investment services. The agreement requires the Company to issue 1,000,000 shares of the Company's common stock to the consulting company upon completion of the $1 million private placement closing. As of September 30, 2001, 390,000 shares of common stock were earned and have been charged to operations under this agreement valued at $1.00 per share.

         In April 2001, the Company entered into a non-exclusive one-year consulting agreement with Mandalay Sports Entertainment. The Company will be provided with consultation and introduction of relationships in the entertainment industry for existing content, new content and joint content to be developed. The agreement requires the Company to pay $150,000 plus transfer 5% of the Company's outstanding common stock, totalling approximately 284,000 shares.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 9 - COMMITMENTS AND CONTINGENCIES (Continued)

         Consulting Agreements (Continued)

         Dawn Van Zant, a principal stockholder and founder, transferred a portion of her shares to Mandalay Sports Entertainment and increased additional paid-in capital for the period. The cost of the consulting fees earned has been charged to operations for the period totalling $142,000. The unearned fees as of September 30, 2001 totalling $142,000 is a reduction of stockholder's equity.

         In June 2001, the Company entered into a one-year financial consulting agreement with a professional to provide legal, financial and consulting services. In consideration for these services, the consultant will receive 25,000 shares of the Company's common stock. As of September 30, 2001, 6,250 shares of common stock were earned and have been charged to operations under this agreement valued at $1.00 per share.

         In June 2001, the Company granted options to Robert L. Trow, director of the Company, to purchase 100,000 common shares at the fair market value of $1.00 per share, exercisable commencing one year from the date of grant.

         In June 2001, the Company entered into a sales and marketing consulting agreement with a professional. The professional will be paid as follows based on sales performance and contracts to the Company; 100,000 shares of common stock of the Company to be issued and vested upon the first $1 million in sales generated by the consultant's introduction and contacts to a mass retail account; an additional 100,000 shares to be issued and vested at revenues of $3 million generated by the consultant's contacts and referrals; followed by an additional 100,000 shares of common stock to be issued and vested once revenues reach $10 million, generated by the consultant. Additionally, if a mass retail account introduced by the consultant sponsors and/or finances the majority of the entertainment project (television pilot of the No More Nightmares legend) an additional 100,000 shares will be issued and vested. Additional shares can be negotiated at the $10 million milestone.

         In July 2001, the Company granted options to Guy McCarter, a director of the Company to purchase 100,000 shares of common stock at a fair market value of $1.00 per share, execisable commencing one year from the date of grant.

                              WILD HEART RANCH INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 10 - SUBSEQUENT EVENTS

         In December 2001, the Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock to 15,000,000.

         In January 2002, the Company entered into a sales and marketing consulting agreement with a third party. In consideration for these services, the consultant will receive $3,000 and an incentive for performance based on sales and representation in the form of equity shares in the Company.

         In January 2002, the Company issued 25,000 shares in exchange for a 25% ownership interest in the creative property and character rights of, "Lifeguard Ribby the Rhino." The characters are in the form of an interactive internet game. Additional shares will be issued upon meeting certain revenue milestones, which have not been achieved.

         In January 2002, Fred Shapiro claimed that he was wrongfully terminated for cause as the former President and CEO of the Company in breach of his Employment Agreement. Mr. Shapiro claims to be entitled to 200,003 shares of the Company's Common Stock valued at $1.00 per share plus unreimbursed expenses, vacation pay, severance, automobile allowance, and medical insurance totalling approximately $80,000. The Company believes Mr. Shapiro's claims are without merit and intends to vigorously defend itself in the event Mr. Shapiro commences any legal proceedings.

                             WILD HEART RANCH INC.





                                5,623,024 shares





                            ------------------------

                                   PROSPECTUS

                            ------------------------





     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.


                            ------------------------




Until              , 2002, ___ days after the date of this prospectus, all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters.











                           _____________________, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of directors and officers.


     As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), article seventh of our certificate of incorporation provides that our directors can't be held liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, provided that these expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article seventh of our certificate of incorporation requires us to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

Item 25. Other expenses of issuance and distribution

     The expenses payable by us in connection with the issuance and distribution of the securities being registered are estimated as follows:

     SEC Registration Fee                                  $  1,343.26
     Printing and duplication expenses                        5,000.00
     Legal fees and expenses                                100,000.00
     Accounting fees and expenses                            77,000.00
     State "blue sky" fees                                   15,000.00
     Other                                                    5,656.74

                Total                                      $204,000.00
                                                           ===========


     All expenses, except for the SEC registration fee, are estimates.

     The selling security holders will not bear any portion of the foregoing expenses, but will pay fees in connection with the resale of the shares of common stock effected to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions, as well as the fees and disbursements of counsel and accountants, if any, retained by them and any other fees and expenses not expressly agreed to be borne by us.

Item 26. Recent sales of unregistered securities

     From March to September 1998, we sold 405,800 shares to 26 non-accredited and 19 accredited investors for an aggregate price of $405,800 ($1.00 per share) in a private placement made pursuant to the exemption from registration provided by Section 3(b) of the Securities Act ("Section 3(b)") and Rule 504 of Regulation D promulgated under the Securities Act ("Rule 504"). The investors paid cash for their shares. In addition, as part of that private placement, in November 1998, we issued 175,327 shares to four creditors as repayment of an aggregate of $175,326 of debt (approximately $1.00 per share).

     In November 1998, we issued to our founders 2,500,000 shares of common stock for an aggregate price of $2,500 ($0.001 per share) in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended ("Section 4(2)") for transactions not involving a public offering.

     In December 1998, we issued 50,000 shares to a consultant for services rendered valued at $50,000 in reliance on the exemption from registration provided by Rule 504.

     In November 1999, we issued an aggregate of 138,000 shares to five individuals as payment for services rendered and as interest on late payments valued at $138,000. Such issuance was made in reliance on the exemption from registration provided by Section 4(2).

     In August 2000, we issued to Dawn Van Zant, our founder and CEO, 200,000 shares as payment of license fees valued at $200,000 pursuant to a license agreement between us and Ms. Van Zant for the rights to her original story, "The Armadillo Cowboy Club". Such issuance was made in reliance on the exemption from registration provided by Section 4(2).

     In October 2000, we issued 230,219 shares to ECON Investor Relations, Inc. ("ECON") as repayment of $230,219 of debt in reliance on the exemption from registration provided by Section 4(2).

     In October 2000, we issued 83,333 shares to Frederick Shapiro, our then CEO, pursuant to his employment agreement. Such shares were valued at $83,333 and such issuance was made in reliance on the exemption from registration provided by Section 4(2) .

     From November to December 2000, we sold 360,000 shares to three accredited investors for an aggregate price of $360,000 ($1.00 per share) in reliance on the exemption from registration provided by Section 4(2) and 4(6) of, and Rule 506 of Regulation D ("Rule 506") promulgated under, the Securities Act.

     In January 2001, we issued 1,000,000 shares to a consultant as payment for services rendered valued at $1.00, in reliance on the exemption from registration provided by Section 4(2) and/or 4(6).

     From January to June 2001, we sold 390,000 shares to seven accredited investors for an aggregate price of $390,000 ($1.00 per share) in reliance on the exemption from registration provided by Section 4(2) and Rule 506.

     In March 2001, we issued an additional 83,333 shares to Frederick Shapiro, valued at $83,333, pursuant to his employment agreement and in reliance on the exemption from registration provided by Section 4(2).

     In March 2001, we issued 25,000 shares to Mancini Marketing ("Mancini") for consulting services rendered valued at $25,000. Such issuance was made in reliance on the exemption from registration provided by Section 4(2).

     In June 2001 we issued to Mancini an additional 25,000 shares as payment for consulting services rendered valued at $25,000. Such issuance was made in reliance on the exemption from registration provided by Section 4(2).

     In June 2001, we granted to our director Robert L. Trow options entitling him to purchase 100,000 shares of our common stock at $1.00 per share, vesting on June 21, 2002.

     In July 2001, we granted to our director Guy McCarter options entitling him to purchase 100,000 shares of our common stock at $1.00 per share, vesting on July 12, 2002.

     In September 2001, we issued 6,250 shares to Dean DeNuccio ("DeNuccio") for consulting services rendered valued at $6,250. We also issued to Mancini an additional 25,000 shares as payment for consulting services rendered valued at $25,000. Both issuances were made in reliance on the exemption from registration provided by section 4(2).

     In November and December 2001, we sold an aggregate of 50,000 shares to four individuals and one corporation for an aggregate price of $20,000 ($1.00 per share) in reliance on the exemption from registration provided by section 4(2) and Rule 506.

     In December 2001, we issued an additional 6,250 shares to DeNuccio for consulting services rendered valued at $6,250. We also issued an additional 25,000 shares to Mancini for consulting services rendered valued at $25,000. Both issuances were made in reliance on the exemption from registration provided by Section 4(2).

Item 27. Exhibits

     Exhibit No.       Description
     -----------       -----------

        1.1            Subscription Agreement(2)

        3.1            Certificate of Incorporation(1)

        3.1a Certificate of Amendment of the Certificate of Incorporation, dated December 20, 2001(2)

        3.2            By-Laws(1)

        4.1            Specimen Common Stock Certificate(1)

        4.2 Stock Option Agreement with Robert L. Trow, dated June 21, 2001, to purchase 100,000 shares of common stock at $1.00 per share(2)

        4.3 Stock Option Agreement with Guy McCarter, dated July 12, 2001, to purchase 100,000 shares of common stock at $1.00 per share(2)

        4.4 Stock Option Agreement with Hofheimer Gartlir & Gross, LLP, dated February 6, 2002, to purchase 250,000 shares of common stock at $1.00 per share (2)

        5.1            Opinion of Hofheimer Gartlir & Gross, LLP (2)

       10.1 Consulting Agreement, dated January 15, 2001, with Ascension Investment Management, LLC(2)

       10.2 Packaging and Consulting Agreement, dated March 29, 2001, with Mandalay Sports Entertainment(2)

       10.3 License Agreement, dated May 5, 1998, with Dawn Van Zant, for the original story entitled "The No More Night Mares
                       - A Dream of Freedom"(2)

       10.4 License Agreement, dated August 1, 2000, with Dawn Van Zant, for the original story entitled "The Armadillo Cowboy Club"(2)

        21             Subsidiaries(1)

        23.1 Consent of Hofheimer Gartlir & Gross, LLP (included in 5.1)(2)

        23.2           Consent of Grassi & Co., CPAs, P.C.(2)

----------

(1)  Incorporated by reference on Form SB-2 Filed on August 8, 2001.

(2)  Filed herewith.

Item 28. Undertakings

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any additional or changed material information on the plan of distribution.

     (2) that, for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Point Roberts, State of Washington on February 8, 2002.



                                            WILD HEART RANCH INC.


                                            By: /s/ Dawn Van Zant
                                                ----------------------------
                                                Dawn Van Zant
                                                Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


                                            By: /s/ Dawn Van Zant
                                                ----------------------------
                                                Dawn Van Zant
                                                Director


                                            Date: February 8, 2002




                                            By: /s/ Robert L. Trow
                                                ----------------------------
                                                Robert L. Trow
                                                Director


                                            Date: February 8, 2002




                                            By: /s/ Guy McCarter
                                                ----------------------------
                                                Guy McCarter


                                            Date: February 8, 2002